UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Murphy Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF
2018
ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT
YOUR VOTE IS IMPORTANT
Please vote online, by mobile device, by telephone, or, if you receive your materials by mail, you can sign and return your proxy card.

NOTICE OF ANNUAL MEETING

Date:	May 9, 2018
Time:	10:00 a.m. CDT
Place:	South Arkansas Arts Center
110 East 5th Street
El Dorado, Arkansas 71730

AGENDA:

1.	Election of Directors;

2.	Advisory vote to approve executive compensation;

3.	Approval of the proposed 2018 Stock Plan for Non-Employee Directors as described in the Proxy Statement;

4.	Approval of the proposed 2018 Long-Term Incentive Plan as described in the Proxy Statement;

5.	Approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2018; and

6.	Such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 12, 2018, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 300 Peach Street, El Dorado, Arkansas 71730.

Your vote is very important to us and to our business. Prior to the meeting, you may submit your vote and proxy by telephone, mobile device, the internet, or, if you received your materials by mail, you can sign and return your proxy card. Instructions on how to vote begin on page 1.

E. Ted Botner

Vice President, Law and Corporate Secretary

El Dorado, Arkansas

March 23, 2018

Proxy Statement

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 9, 2018. It is expected that this Proxy Statement and related materials will first be provided to stockholders on or about March 23, 2018. The complete mailing address of the Company’s principal executive office is 300 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000. References in this Proxy Statement to “we,” “us,” “our,” “the Company”, “Murphy Oil” and “Murphy” refer to Murphy Oil Corporation and its consolidated subsidiaries.

Proxy Summary

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting of Stockholders.

		For More Information	Board Recommendation

Proposal 1—Election of Directors		Page 4
Claiborne P. Deming	James V. Kelley
T. Jay Collins	Walentin Mirosh
Steven A. Cossé	R. Madison Murphy
Lawrence R. Dickerson	Jeffrey W. Nolan
Roger W. Jenkins	Neal E. Schmale
Elisabeth W. Keller	Laura A. Sugg
Proposal 2		Page 18
Advisory Vote to Approve Executive Compensation
Proposal 3		Page 19
Approval of the Proposed 2018 Stock Plan for Non-Employee Directors
Proposal 4		Page 23
Approval of the Proposed 2018 Long-Term Incentive Plan
Proposal 5		Page 54
Approval of Appointment of Independent Registered Public Accounting Firm

You may cast your vote in the following ways:

The 2018 Murphy Oil Corporation Annual Meeting will begin at 10:00 a.m. CDT on May 9, 2018,

at the South Arkansas Arts Center located at 110 East 5th Street in El Dorado, Arkansas 71730.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2018:

We have elected to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to furnish proxy materials to the Company’s stockholders via the internet. These rules allow us to provide information that the Company’s stockholders need while lowering the costs and accelerating the speed of delivery and reducing the environmental impact of the Annual Meeting. This Proxy Statement, along with the Company’s Annual Report to Stockholders, which includes the Company’s Form 10-K report for the year ended December 31, 2017, are available via the internet at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

Murphy Oil Corporation |	1

Q&A—Questions and Answers about the Annual Meeting

When and where is the Annual Meeting?

The Company’s 61st Annual Meeting will be held at 10:00 a.m. CDT on Wednesday, May 9, 2018, at the South Arkansas Arts Center, located at 110 East 5th Street, in El Dorado, Arkansas 71730.

May I attend the meeting?

Attendance at the meeting is open to stockholders of record as of March 12, 2018, Company employees and certain guests. If you are a stockholder, regardless of the number of shares you hold, you may attend the meeting.

Who may vote?

You may vote if you were a holder of record of Murphy Oil Corporation common stock as of the close of business on March 12, 2018. Each share of common stock is entitled to one vote at the Annual Meeting. You may vote in person at the meeting, or by proxy via the methods explained on page 1 of this document.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials via the internet. As a result, we have sent a Notice of Internet Availability instead of a paper copy of the proxy materials to most of our stockholders. The Notice contains instructions on how to access the proxy materials via the internet and how to request a paper copy. In addition, the website provided in the Notice allows stockholders to request future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the internet availability of proxy materials?

We are providing certain stockholders, including those who have previously requested paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by Murphy in mailing proxy materials and conserve natural resources, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

May I vote my stock by filling out and returning the Notice?

No. Instructions on how to access the proxy materials and vote are in the email sent to you and on the Notice.

How can I access the proxy materials through the internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting via the internet. The Proxy Statement and Annual Report are also available at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

2 |	Murphy Oil Corporation

Proxy Statement

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting unless you (i) revoke it at any time before the vote by filing a revocation with the Corporate Secretary of the Company, (ii) duly execute a proxy card bearing a later date or (iii) appear at the meeting and vote in person. If you voted via the Internet, mobile device or telephone, you can change your vote with a timely and valid later vote or by voting by ballot at the meeting. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy card or as directed on the Notice or vote by telephone, mobile device or internet as described in the telephone/mobile device/internet voting instructions on your proxy card or Notice, the Company will vote your shares as you direct. Your telephone/mobile device/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the meeting. The Judges of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions do not constitute a vote “against” any matter. However, in accordance with NYSE rules, abstentions will have the effect of a vote counted “against” for our plans.

The Judges of Election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on as a non-routine matter) as shares that are present and entitled to vote on routine matters and for purposes of determining the presence of a quorum. The proposal to approve the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year should be considered a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, broker non-votes will be disregarded in the calculation of “votes cast” and will have no effect on the vote. Notably, the election of directors, the advisory vote to approve executive compensation, the approval of the proposed 2018 Stock Plan for Non-Employee Directors and the approval of the proposed 2018 Long-Term Incentive Plan should be considered non-routine matters.

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director, FOR the approval of the compensation of the Company’s Named Executive Officers, FOR the approval of the proposed 2018 Stock Plan for Non-Employee Directors, FOR the approval of the proposed 2018 Long-Term Incentive Plan and FOR the approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2018.

The expenses of printing and distributing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by the Company. The Company’s officers or employees, without additional compensation, may solicit the return of proxies from certain stockholders by telephone or other means.

VOTING SECURITIES

On March 12, 2018, the record date for the meeting, the Company had 173,036,510 shares of Common Stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. This amount does not include 22,027,336 shares of treasury stock. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 15 and 16 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

Murphy Oil Corporation |	3

Proposal 1—Election of Directors

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of executive management leadership or educational achievement. When considering new candidates, the Nominating & Governance Committee, with input from the Board, takes into account these factors as well as other appropriate characteristics, such as sound judgment, honesty, and integrity. In addition, the Nominating & Governance Committee, when searching for nominees for directors, relies on the Company’s Corporate Governance Guidelines, which state, “The Company endeavors to have a board representing diverse experience at policy-making levels in business areas that are relevant to the Company’s global activities.” The goal is to assemble and maintain a Board comprised of individuals that not only bring to bear a wealth of business and/or technical expertise, but that also demonstrate a commitment to ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the twelve nominees for director whose names are set forth herein. The Company’s Corporate Governance Guidelines provide that an incumbent director who fails to receive the required vote for re-election shall tender a resignation to the board. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur. All nominees were elected at the last Annual Meeting of Stockholders.

All directors other than Mr. Roger Jenkins have been deemed independent by the Board based on the rules of the New York Stock Exchange (“NYSE”) and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating & Governance Committee at its February meeting considered familial relationships (Mr. Deming, Mr. Murphy and Ms. Keller are first cousins).

Mr. Deming, the independent Chairman of the Board, serves as presiding director at regularly scheduled board meetings as well as at no less than three meetings solely for non-employee directors. The meetings for non-employee directors are held in conjunction with the regularly scheduled February, August and December board meetings, at least one of which includes only independent non-employee directors.

4 |	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

The Corporate Governance Guidelines provide that stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Corporate Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. All such communications will be kept confidential unless otherwise required by law and relayed to the specified director(s). The names of the Director nominees and certain information as to them, are as follows:

DIRECTOR NOMINEES

T. JAY COLLINS Houston, Texas Age: 71 Director Since: 2013	Board Committees • Executive Compensation • Nominating & Governance	Certain other directorships • Oceaneering International, Inc. Houston, Texas

Principal occupation or employment

•   President and Chief Executive Officer, Retired, Oceaneering International, Inc., since May 2011; President and Chief Executive Officer, Oceaneering International, Inc., from May 2006 to May 2011

Mr. Collins has extensive knowledge of international management and corporate development. As a prior President and Chief Executive Officer of Oceaneering International, Inc., he has substantial knowledge and experience in the oil and gas industry. Among other qualifications, Mr. Collins brings to the Board experience in field operations, executive management and finance.

STEVEN A. COSSÉ El Dorado, Arkansas Age: 70 Director Since: 2011	Board Committees • Executive • Health, Safety & Environmental	Certain other directorships • Simmons First National Corporation Pine Bluff, Arkansas

Principal occupation or employment

•   President and Chief Executive Officer of the Company from June 2012 to August 2013, retired from the Company December 2013; previously Executive Vice President and General Counsel of the Company from February 2005 through February 2011, retired from the Company February 2011 to May 2012

Mr. Cossé’s long service in several capacities with the Company has helped him gain a proficient understanding of many areas, including environmental laws and regulations. Among other qualifications, Mr. Cossé brings to the Board expertise in corporate governance, banking and securities laws and executive leadership.

CLAIBORNE P. DEMING El Dorado, Arkansas Age: 63 Director Since: 1993	Board Committees • Chairman of the Board • Chair, Executive • Health, Safety & Environmental	Certain other directorships • Murphy USA Inc. El Dorado, Arkansas
Principal occupation or employment • President and Chief Executive Officer of the Company from October 1994 through December 2008, retired from the Company June 2009

Mr. Deming’s experience as former President and Chief Executive Officer of Murphy Oil Corporation gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years’ experience in the oil and gas industry.

Murphy Oil Corporation |	5

Proposal 1—Election of Directors (continued)

LAWRENCE R. DICKERSON Houston, Texas Age: 65 Director Since: 2014	Board Committees • Audit • Nominating & Governance	Certain other directorships • Oil States International, Inc. Houston, Texas • Great Lakes Dredge & Dock Company Chairman Oak Brook, Illinois • Hercules Offshore, Inc. Chairman Houston, Texas Until 2016

Principal occupation or employment

•   President and Chief Executive Officer, Retired, Diamond Offshore Drilling, Inc., an offshore drilling company, since March 2014; President and Chief Executive Officer, Diamond Offshore Drilling, Inc., from May 2008 through March 2014

Mr. Dickerson’s experience as the President and a director of Diamond Offshore Drilling, Inc. from March 1998 and as Chief Executive Officer from May 2008 until his retirement in March 2014 brings to the Board broad experience in leadership and financial matters. Among other qualifications, he brings to the Board expertise as a Certified Public Accountant and in international drilling operations.

ROGER W. JENKINS El Dorado, Arkansas Age: 56 Director Since: 2013	Board Committees • Executive	Certain other directorships • None

Principal occupation or employment

•   President and Chief Executive Officer of the Company since August 2013 and President of Murphy Exploration & Production Company since June 2012; previously Chief Operating Officer & Executive Vice President, Exploration & Production of the Company from June 2012 to August 2013; Executive Vice President, Exploration & Production of the Company and President of Murphy Exploration & Production Company from August 2009 to June 2012

Mr. Jenkins’ leadership as President and Chief Executive Officer of Murphy Oil Corporation allows him to provide the Board with his detailed perspective of the Company’s global operations. With a Bachelor’s degree in Petroleum Engineering, a Master’s degree in Business Administration and over 30 years of industry experience, he has played a critical leadership role in Murphy’s worldwide exploration and production operations, including the development of the Kikeh field in Malaysia and the Eagle Ford Shale in South Texas.

ELISABETH W. KELLER Cambridge, Massachusetts Age: 60 Director Since: 2016	Board Committees • Health, Safety & Environmental	Certain other directorships • None
Principal occupation or employment • President, Inglewood Plantation, LLC, since 2014; CEO, Keller Enterprises, LLC, from 2008 to 2014

Ms. Keller is the President of Inglewood Plantation, LLC and is responsible for the development of strategic vision and oversight of operations of the largest organic farm in Louisiana. She brings to the Board extensive knowledge in health and environmental issues, both domestically and internationally.

6 |	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

JAMES V. KELLEY Little Rock, Arkansas Age: 68 Director Since: 2006	Board Committees • Executive • Chair, Nominating & Governance	Certain other directorships • BancorpSouth, Inc. Tupelo, Mississippi Until 2014

Principal occupation or employment

•   President and Chief Operating Officer, Retired, BancorpSouth, Inc. (a NYSE bank holding company) since August 2014; President and Chief Operating Officer, BancorpSouth, Inc. from 2001 to August 2014

Mr. Kelley has extensive knowledge of capital markets and accounting issues. As former President and Chief Operating Officer of BancorpSouth, Inc., he understands the fundamentals and responsibilities of operating a large company. Among other qualifications, Mr. Kelley brings to the Board experience in banking, finance and accounting, as well as executive management.

WALENTIN MIROSH Calgary, Alberta Age: 72 Director Since: 2011	Board Committees • Executive Compensation • Chair, Health, Safety & Environmental	Certain other directorships • TC PipeLines GP, Inc. Calgary, Alberta
Principal occupation or employment • President, Mircan Resources Ltd., a private consulting company since January 2010

Mr. Mirosh, with his accomplishments in the chemical, natural gas, and investment industries, is able to provide the Board with dependable and insightful input in many areas. He brings to the Board experience in energy, regulatory and international law as well as skills in business development and corporate strategy.

R. MADISON MURPHY El Dorado, Arkansas Age: 60 Director Since: 1993 (Chairman, 1994-2002)	Board Committees • Chair, Audit • Executive	Certain other directorships • Deltic Timber Corporation El Dorado, Arkansas Until February 2018 • Murphy USA Inc. Chairman El Dorado, Arkansas

Principal occupation or employment

•   Managing Member, Murphy Family Management, LLC, which manages investments, farm, timber and real estate, since 1998;

•   President, The Murphy Foundation;

•   Owner, The Sumac Company, LLC, which manages investments, timber and vineyard operations; and

•   Owner, Presqu’ile Winery

Mr. Murphy served as Chairman of the Board of Murphy Oil Corporation from 1994 to 2002. This background, along with his previous membership on the Board of Directors of Deltic Timber Corporation and current membership on the Board of Directors of Murphy USA Inc., brings to the Board and to the Audit Committee a unique business and financial perspective.

Murphy Oil Corporation |	7

Proposal 1—Election of Directors (continued)

JEFFREY W. NOLAN Little Rock, Arkansas Age: 49 Director Since: 2012	Board Committees • Executive • Executive Compensation • Nominating & Governance	Certain other directorships • None

Principal occupation or employment

•   President & Chief Executive Officer, Loutre Land and Timber Company, a natural resources company with a focus on the acquisition, ownership and management of timberland and mineral properties, since 1998

•   Chairman of the Board of Directors, First Financial Bank, headquartered in EI Dorado, Arkansas, since 2015

Mr. Nolan’s experience as President and Chief Executive Officer of a natural resources company, in addition to his former legal practice focused on business and corporate transactions, allows him to bring to the Board expertise in legal matters, corporate governance, corporate finance, acquisitions and divestitures and the management of mineral properties.

NEAL E. SCHMALE La Jolla, California Age: 71 Director Since: 2004	Board Committees • Audit • Chair, Executive Compensation	Certain other directorships • WD-40 Company San Diego, California

Principal occupation or employment

•   President and Chief Operating Officer, Retired, Sempra Energy, an energy services holding company, since October 2011; President and Chief Operating Officer, Sempra Energy, from February 2006 to October 2011

Mr. Schmale, as former Chief Operating Officer of Sempra Energy, brings to the Board the perspective of a corporate leader having faced external economic, social and governance issues. He also brings specific experience in financial matters from his prior service as Chief Financial Officer of Sempra Energy. He holds degrees in petroleum engineering and law, and has a vast knowledge in different fields concerning the oil industry.

LAURA A. SUGG Montgomery, Texas Age: 57 Director Since: 2015	Board Committees • Audit • Health, Safety & Environmental	Certain other directorships • Denbury Resources Plano, Texas • Williams Companies Inc. Tulsa, Oklahoma Until 2016
Principal occupation or employment • Senior Executive, Retired, ConocoPhillips, then an international, integrated oil company, since 2010

Ms. Sugg’s broad background in capital allocation and accomplishments in the energy industry allow her to bring to the Board expertise in industry, operational and technical matters. Among other qualifications, she brings to the Board specific experience in executive leadership, human resources, compensation and financial matters. As a former leader at ConocoPhillips, Ms. Sugg has a proficient understanding of an oil company’s challenges and opportunities.

8 |	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

Board of Directors Skills and Expertise Matrix

The matrix below represents the diverse set of skills and expertise represented on the Company’s Board:

Skills and Expertise	Deming	Collins	Cossé	Dickerson	Keller	Kelley	Mirosh	Murphy	Nolan	Schmale	Sugg	Jenkins
Former CEO	●	●		●	●	●
Senior Management		●	●	●	●	●	●	●		●	●	●
Accounting/Audit				●		●		●		●	●	●
Finance/Banking		●				●		●	●	●
Corporate Governance	●	●		●	●	●	●	●	●		●
Law	●		●				●		●	●
Government Relations/Public Policy	●			●		●	●				●
Industry	●	●	●	●			●	●	●	●	●	●
Operations		●		●			●	●		●	●	●
Environment, Health & Safety	●		●	●	●		●		●	●	●	●
Business Development and Corporate Strategy	●	●		●	●	●	●	●	●	●	●	●
Human Resources/Compensation	●	●		●	●	●	●	●		●	●
Board of Directors	●	●	●	●	●	●	●	●	●	●	●	●
Risk Management		●		●		●		●		●		●
International Business	●	●		●			●	●		●	●	●

Murphy Oil Corporation |	9

Proposal 1—Election of Directors (continued)

BOARD LEADERSHIP STRUCTURE

The positions of Chairman of the Board and the Chief Executive Officer of the Company are held by two individuals. Mr. Deming serves as the Chairman of the Board as a non-executive and independent director. Mr. Jenkins is the Company’s President and Chief Executive Officer. Along with the Chairman of the Board of Directors and the Chief Executive Officer, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the company and industry, while the Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of leading the execution of the Company’s strategy. The Board believes that separating the roles of Chairman and Chief Executive Officer is currently in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company.

RISK MANAGEMENT

The Board exercises risk management oversight and control both directly and indirectly, the latter through various Board Committees. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating & Governance Committee, in its role of reviewing and maintaining the Company’s corporate governance guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. The Health, Safety & Environmental Committee oversees management of risks associated with environmental, health and safety issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by management about the known risks to the strategy and the business of the Company.

COMMITTEES

The standing committees of the Board are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating & Governance Committee and the Health, Safety & Environmental Committee.

The Executive Committee, in accordance with the Company’s by-laws, is vested with the authority to exercise certain functions of the Board when the Board is not in session. The Executive Committee is also in charge of all financial accounting, legal and general administrative affairs of the Company, subject to any limitations prescribed by the by-laws or by the Board.

The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal audit function for these purposes. The Board has designated Neal E. Schmale as its “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K. All of the members of the Audit Committee including Mr. Schmale are independent under the rules of the NYSE and the Company’s independence standards.

The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors. All of the members of the Executive Compensation Committee are independent under the rules of the NYSE and the Company’s independence standards. The Compensation Discussion and Analysis section contains additional information about the Executive Compensation Committee. In carrying out its duties, the Executive Compensation Committee will have direct access to outside advisors, independent compensation consultants and others to assist them.

The Nominating & Governance Committee identifies and recommends potential Board members, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. All of the members of the Nominating & Governance Committee are independent under the rules of the NYSE and the Company’s independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines.

10 |	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

Stockholders desiring to recommend candidates for membership on the Board for consideration by the Nominating & Governance Committee should address their recommendations to: Nominating & Governance Committee of the Board of Directors, c/o Corporate Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Board members, executive search firms or other sources.

The Health, Safety & Environmental Committee assists the Board and management in monitoring compliance with applicable environmental, health and safety laws, rules and regulations as well as the Company’s Worldwide Health, Safety & Environmental Policy. Review of policies, procedures and practices regarding security of the Company’s people and property is also within the purview of this committee. The Committee assists the Board on matters relating to the Company’s response to evolving public issues affecting the Company in the realm of health, safety and the environment. The Committee has benefitted from the Company’s involvement with groups such as the American Petroleum Institute (API) and sponsorship of initiatives like the Massachusetts Institute of Technology’s Joint Program on the Science and Policy of Global Change, which keeps abreast of emerging issues with respect to climate change.

Charters for the Audit, Executive Compensation, Nominating & Governance and Health, Safety & Environmental Committees, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Code of Ethical Conduct for Executive Management, are available on the Company’s website, http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=irol-govHighlights.

BOARD AND COMMITTEE EVALUATIONS

The Board and each committee conducts an annual self-evaluation. Each November, the directors are requested to provide their assessments of the effectiveness of the Board and the committees on which they serve. The individual assessments are organized and summarized by the Corporate Secretary and provided to each Chairman for discussion with the Board and the committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, none of the members of the Executive Compensation Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

Murphy Oil Corporation |	11

Proposal 1—Election of Directors (continued)

MEETINGS AND ATTENDANCE

During 2017, there were six meetings of the Board, eleven meetings of the Executive Committee, six meetings of the Audit Committee, three meetings of the Executive Compensation Committee, three meetings of the Nominating & Governance Committee and two meetings of the Health, Safety & Environmental Committee. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. Attendance for Board and committee meetings averaged 99% for the full year. All the Board members attended the 2017 Annual Meeting of Stockholders. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend each Annual Meeting of Stockholders.

12 |	Murphy Oil Corporation

Compensation of Directors

The Company’s standard arrangement for the compensation of non-employee directors divides remuneration into cash and equity components. This approach aligns the interests of directors and the stockholders they represent. The Company further targets total director compensation at a level near the 50th percentile of the competitive market (as determined by the Executive Compensation Committee’s (the “Committee”) independent compensation consultant, Pay Governance LLC (“Pay Governance”)), enhancing the Company’s ability to retain and recruit qualified individuals. Directors can elect to defer their cash compensation into the Company’s Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“NED DCP Plan”) which was approved by the Board of Directors on February 1, 2017. Deferred amounts are deemed to be notionally invested in the Company’s Stock Fund. The column below showing “Fees Earned or Paid in Cash” includes any amounts that were voluntarily deferred to the NED DCP Plan. Mr. Mirosh (Canadian citizen) does not have the opportunity to defer cash compensation in this manner.

In 2017, the cash component consisted of an annual retainer of $60,000, plus $2,000 for each Board or committee meeting attended. Supplemental retainers were paid to the Chairman of the Board ($115,000), Audit Committee Chairman ($15,000), the Audit Committee Financial Expert ($10,000), other members of the Audit Committee ($7,500), the Executive Compensation Committee Chairman ($15,000) and the Chair of each other committee ($10,000). The Company also reimburses directors for reasonable travel, lodging and related expenses they incur in attending Board and committee meetings.

In 2017, the total equity compensation for non-employee directors was increased to $200,000 to bring the total director compensation to a level near the 50th percentile of the Company’s peer group (as determined by the Pay Governance) enhancing the Company’s ability to retain and recruit qualified individuals. Each non-employee director received 6,935 time-based restricted stock units on February 1, 2017, which cliff vest after three years.

The non-employee directors are eligible to participate in the matching gift program on the same terms as Murphy employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals an amount equal to twice the amount (2 to 1) contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount equal to (1 to 1) the contribution made by the eligible person. Those amounts are in the column below showing “All Other Compensation”.

2017 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Claiborne P. Deming	219,017	200,006	—	—	—	—	419,023
T. Jay Collins	84,017	200,006	—	—	—	—	284,023
Steven A. Cossé	98,017	200,006	—	—	—	24,500	322,523
Lawrence R. Dickerson	97,508	200,006	—	—	—	5,000	302,514
Elisabeth W. Keller	74,000	200,006	—	—	—	6,030	280,036
James V. Kelley	110,017	200,006	—	—	—	—	310,023
Walentin Mirosh	88,267	200,006	—	—	—	—	288,273
R. Madison Murphy	128,517	200,006	—	—	12,043	25,000	365,566
Jeffrey W. Nolan	98,017	200,006	—	—	—	6,210	304,233
Neal E. Schmale	122,517	200,006	—	—	—	25,000	347,523
Laura A. Sugg	95,500	200,006	—	—	—	—	295,506
(1)	Represents grant date fair value of time-based restricted stock units awarded in 2017 as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the Company’s 2017 Form 10-K Annual Report.

Murphy Oil Corporation |	13

Compensation of Directors (continued)

(2)	At December 31, 2017, total time-based restricted stock units outstanding were:

Restricted Stock Units
Claiborne P. Deming	18,792
T. Jay Collins	18,792
Steven A. Cossé	18,792
Lawrence R. Dickerson	18,792
Elisabeth W. Keller	7,311
James V. Kelley	18,792
Walentin Mirosh	18,792
R. Madison Murphy	18,792
Jeffrey W. Nolan	18,792
Neal E. Schmale	18,792
Laura A. Sugg	18,641

(3)	The 1994 Retirement Plan for Non-Employee Directors was frozen on May 14, 2003. At that time, then current directors were vested based on their years of service, with no further benefits accruing and benefits being paid out according to the terms of the plan.

14 |	Murphy Oil Corporation

Security Ownership of Certain Beneficial Owners

As of December 31, 2017, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock (as of the date of such stockholder’s Schedule 13G filing with the SEC):

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage
BlackRock Inc.	15,460,308	(2)	9.000%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	14,396,026	(3)	8.340%
100 Vanguard Blvd.
Malvern, PA 19355
Hotchkis and Wiley Capital Management, LLC	14,011,970	(4)	8.120%
725 S. Figueroa Street 39th Fl
Los Angeles, CA 90017
Capital World Investors	12,899,680	(5)	7.400%
333 South Hope Street
Los Angeles, CA 90071
FMR LLC	12,291,323	(6)	7.122%
245 Summer Street
Boston, Massachusetts 02210
T. Rowe Price Associates, Inc.	10,201,141	(7)	5.900%
100 E. Pratt Street
Baltimore, MD 21202
Pzena Investment Management, LLC	9,703,852	(8)	5.600%
320 Park Avenue, 8th floor
New York, NY 10022
(1)	Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for the period ended December 31, 2017.
(2)	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 14,687,215 sole voting power shares, -0- shared voting power shares, 15,460,308 sole dispositive power shares and -0- shared dispositive power shares.
(3)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 86,417 sole voting power shares, 19,800 shared voting power shares, 14,301,538 sole dispositive power shares and 94,488 shared dispositive power shares.
(4)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 8,956,074 sole voting power shares, -0- shared voting power shares, 14,011,970 sole dispositive power shares and -0- shared dispositive power shares.
(5)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 12,899,680 sole voting power shares, -0- shared voting power shares, 12,899,680 sole dispositive power shares and -0- shared dispositive power shares. Beneficial ownership disclaimed pursuant to Rule 13d-4.
(6)	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 2,389,105 sole voting power shares, -0- shared voting power shares, 12,291,323 sole dispositive power shares and -0- shared dispositive power shares.
(7)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Total includes 2,517,824 sole voting power shares, -0- shared voting power shares, 10,201,141 sole dispositive power shares and -0- shared dispositive power shares.
(8)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 4,169,396 sole voting power shares, -0- shared voting power shares, 9,703,852 sole dispositive power shares and -0- shared dispositive power shares.

Murphy Oil Corporation |	15

Security Ownership of Management

The following table sets forth information, as of February 20, 2018, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power(1)(2)	Personal as Beneficiary of Trusts	Voting and Investment Power Only		Options Exercisable Within 60 Days	Total		Percent of Outstanding (if greater than one percent)
Claiborne P. Deming	848,984	1,639,538	209,720		—	2,698,242		1.56%
T. Jay Collins	10,599	—	—		—	10,599		—
Steven A. Cossé	125,469	—	—		—	125,469		—
Lawrence R. Dickerson	6,451	—	—		—	6,451		—
Elisabeth W. Keller	209,909	845,546	200,000	(3)	—	1,255,455		—
James V. Kelley	44,488	—	—		—	44,488		—
Walentin Mirosh	17,941	—	—		—	17,941		—
R. Madison Murphy	—	2,393,007	1,590,053	(4)	—	3,983,060	(5)	2.30%
Jeffrey W. Nolan	295,055	283,252	—		—	578,307		—
Neal E. Schmale	60,250	—	—		—	60,250		—
Laura A. Sugg	4,443	—	—		—	4,443		—
Roger W. Jenkins	268,895	—	—		803,609	1,072,504		—
John W. Eckart	88,923	—	—		158,639	247,562		—
Eugene T. Coleman	37,547	—	—		188,826	226,373		—
Michael K. McFadyen	77,675	—	—		208,326	286,001		—
Walter K. Compton	78,838	—	—		167,758	246,596		—
Directors and executive officers as a group(6)	2,333,456	5,161,343	1,999,773		1,901,559	11,396,131		6.59%
(1)	Includes Company Thrift (401(k)) Plan shares in the following amounts: Mr. Cossé—25,350 shares; Mr. Jenkins—5,054 shares; Mr. Eckart—13,312 shares; Mr. Coleman—5,124 shares; Mr. McFadyen—846 shares; Mr. Compton—8,126 shares.
(2)	Includes shares held by spouse and other household members as follows: Mr. Deming—48,006 shares; Mr. Nolan—49,392 shares.
(3)	Ms. Keller has no investment power for these shares.
(4)	Includes 631,650 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed and 958,403 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy and his wife have beneficial interest in 203,533 of the shares held by the limited partnership.
(5)	Total includes 65,000 shares that are pledged as security.
(6)	Includes eleven directors, thirteen executive officers and one director/officer.

16 |	Murphy Oil Corporation

Security Ownership of Management (continued)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. Based upon a review of the copies of the reports filed by the Company’s directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934 and on representations from such reporting persons the Company believes that all such persons complied with all applicable filing requirements during fiscal 2017.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS AND CODE OF BUSINESS CONDUCT AND ETHICS

During 2017, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed. The Nominating & Governance Committee reviews ordinary course of business transactions with related parties, including firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board and must be promptly disclosed to stockholders. No such waivers were granted or applied for in 2017. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Murphy Oil Corporation |	17

Proposal 2—Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company has determined to submit Named Executive Officer compensation to an advisory (non-binding) vote annually. At the 2017 Annual Meeting, stockholders endorsed the compensation of the Company’s Named Executive Officers with over 97% of the votes cast supporting the proposal.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2017 compensation of the Named Executive Officers.

Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and to the extent there is a significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Executive Compensation Committee will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

18 |	Murphy Oil Corporation

Proposal 3—Approval of the Proposed 2018 Stock Plan for Non-Employee Directors

The Company’s standard arrangement for the compensation of non-employee directors divides remuneration into cash and equity components. This approach aligns the interests of directors and the stockholders they represent. The Company further targets total director compensation at a level near the 50th percentile of the competitive market (as determined by the Executive Compensation Committee’s (the “Committee”) independent compensation consultant, Pay Governance) enhancing the Company’s ability to retain and recruit qualified individuals. The Company believes this structure has been successful and, to continue in this vein, stockholders are asked to approve the 2018 Stock Plan for Non-Employee Directors (the “2018 Plan”), which is substantially similar to the 2013 Stock Plan for Non-Employee Directors which expires in May, 2018.

We believe that approving the 2018 Plan is necessary to allow the Company to continue to align the long-term financial interests of directors with those of the Company’s stockholders, to attract and retain those individuals by providing compensation opportunities that are competitive with other companies and provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company.

As a stockholder of the Company, you are invited to vote with respect to the 2018 Plan through the following resolution:

“RESOLVED, that the Company’s stockholders approve the 2018 Plan.”

The following is a summary of the 2018 Plan which is qualified in its entirety by the full text of the 2018 Plan, a copy of which is included as Exhibit A to this Proxy Statement. The capitalized terms not otherwise defined in this summary have the meaning assigned to them in the 2018 Plan.

Summary of Plan Terms

Shares Subject to the 2018 Plan

The Shares of the Company to be issued under the 2018 Plan consist of authorized but unissued Shares or issued Shares that have been reacquired by the Company, including Shares acquired in the open market. Subject to adjustment made in connection with a merger, consolidation, reorganization or certain other events set forth in the 2018 Plan, the maximum number of Shares subject to awards which may be issued pursuant to the 2018 Plan will be 500,000 Shares. If any grants under the 2018 Plan are cancelled, forfeited, expire or terminate for any reason without Shares having been issued, the Shares subject to, but not delivered under, such grants may again become available for the grant of other awards under the 2018 Plan. Notwithstanding the foregoing, no Shares deliverable to the Company in full or partial payment of the purchase price for Stock Options may again become available for the grant of other awards under the 2018 Plan.

In no event will any individual director receive grants under the 2018 Plan in any calendar year with respect to Shares having an aggregate Fair Market Value (or in the case of stock options, the grant date value of such Stock Options as determined by the Committee) in excess of $750,000, as calculated at the time of grant.

Administration of the 2018 Plan

The 2018 Plan will be administered by a committee of the Board, designated by the Board and to be comprised of not less than two members of the Board (referred to in this section of the Proxy Statement as the “Committee”). Subject to the provisions of the 2018 Plan, the Committee will have sole and complete authority to construe and interpret the 2018 Plan, to establish, amend, and rescind the appropriate rules and regulations relating to the 2018 Plan, to determine the persons to whom and the time or times at which to grant awards, to administer the 2018 Plan and to take all such steps and make all such determinations in connection with the awards granted, as it may deem necessary or advisable to carry out the provisions and intent of the 2018 Plan.

Eligibility

All non-employee directors are eligible to receive awards under the 2018 Plan. Currently, the Company has eleven non-employee directors that will be eligible to receive awards under the 2018 Plan.

Types of Awards

The following types of awards may be made under the 2018 Plan. All of the awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting and forfeiture provisions determined by the Committee, in its sole discretion, subject to such limitations as are provided in the 2018 Plan.

Non-qualified Stock Options

A Stock Option is a contractual right to purchase Shares at a future date at a specified exercise price. The per Share exercise price of a Stock Option will be determined by the Committee and may not be less than the Fair Market Value of a Share on the grant date. The exercise price of any Stock Option may be paid in Shares, cash, or a combination thereof, or other consideration, as determined by the Committee. Each Stock Option granted under the 2018 Plan will become exercisable and mature in three equal annual installments commencing on the first anniversary of the date of grant. Each Stock Option granted under the 2018 Plan will expire seven years from the date of grant.

Murphy Oil Corporation |	19

Proposal 3—Approval of the Proposed 2018 Stock Plan for Non-Employee Directors (continued)

Restricted Stock and Restricted Stock Units

A Restricted Stock Award is an award of Shares that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the Committee. Restricted Stock Units (“RSUs”) are awards denominated in units of Shares under which the issuance of Shares is subject to such conditions and terms as the Committee deems appropriate. To the extent determined by the Committee, Restricted Stock and RSUs may be satisfied or settled in Shares, cash or a combination thereof. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless otherwise determined by the Committee. Shares underlying RSUs are entitled to dividends or dividend equivalents only to the extent, and in the form, provided by the Committee. In no event will dividends or dividend equivalents be paid on awards that remain subject to performance measures unless and until the underlying performance measures are met. The Committee may provide for the ability of Participants to elect to defer the settlement of, or mandate the settlement of, RSUs to such time as may be elected by the Participant or determined by the Committee. Unless otherwise determined by the Committee, Participants holding awards of Restricted Stock may exercise full voting rights during the Restricted Period.

Termination of Service and Change in Control

Termination of Membership on the Board of Directors Because of Retirement or Disability. If a Participant’s membership on the Board of Directors terminates because of Retirement or Disability, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the later of (A) one year after the date of grant of such Stock Option or (B) the date of termination of membership on the Board of Directors due to Retirement or Disability; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of termination of membership on the Board of Directors due to Retirement or Disability. In addition, the restrictions will be lifted on all Restricted Stock and RSUs held by the Participant; provided that the settlement of any vested Deferred Units will remain subject to the terms of the underlying award agreement and any applicable deferral election form.

Termination of Membership on the Board of Directors Because of Death. If a Participant’s membership on the Board of Directors terminates because of death, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period

(i) beginning on the date of death; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of death. In addition, the restrictions will be lifted on all Restricted Stock and RSUs held by the Participant; provided that the settlement of any vested Deferred Units will remain subject to the terms of the underlying award agreement and any applicable deferral election form.

Death After Termination of Membership on the Board of Directors Because of Retirement or Disability. If a Participant dies after the Participant’s membership on the Board of Directors has terminated because of Retirement or Disability, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the date of death; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of termination of membership on the Board of Directors due to Retirement or Disability.

Termination of Membership on the Board of Directors for Reasons other than Retirement, Disability, Death or a Change in Control. If a Participant’s membership on the Board of Directors terminates for any reason other than Retirement, Disability, death or a Change in Control, the Stock Options held by such Participant, to the extent not previously vested, shall be forfeited at the time of such termination of membership on the Board of Directors. In addition, the Restricted Stock and RSUs held by such Participant, to the extent not previously vested, will be forfeited at the time of such termination of membership on the Board of Directors; provided that any vested Deferred Units will not be forfeited but shall settle in accordance with the terms of the underlying award agreement and any applicable deferral election form

Change in Control. Upon the occurrence of a Change in Control, all outstanding awards under the 2018 Plan will become immediately vested, exercisable and nonforfeitable, and will remain vested, exercisable and nonforfeitable during their remaining terms.

Amendment and Termination

The Board of Directors may amend, alter, or discontinue the 2018 Plan at any time, but no amendment, alteration, or discontinuation may be made which would impair the rights of a Participant under an award previously granted, without the Participant’s consent, or which would cause the 2018 Plan not to continue to comply with Rule 16b-3 under the Exchange Act, or any successor to such rule. Notwithstanding the above provisions, the Board of Directors will have broad authority to amend the 2018 Plan to take into account

20 |	Murphy Oil Corporation

Proposal 3—Approval of the Proposed 2018 Stock Plan for Non-Employee Directors (continued)

changes in applicable securities and tax laws and accounting rules, as well as other developments. The 2018 Plan expires by its terms five years following its approval.

U.S. Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the 2018 Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Non-Qualified Stock Options

Generally, a Participant will not recognize taxable income on the grant or vesting of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a Participant will recognize ordinary income in an amount equal to the difference between the market price of the Shares received on the date of exercise and the stock option cost (number of Shares purchased multiplied by the exercise price per Share). The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the Participant upon exercise.

Restricted Stock

A Participant generally will not be taxed at the time a Restricted Stock Award is granted but will recognize taxable ordinary income when the Award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the market price of the Shares at that time.

Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the Internal Revenue Code within 30 days of the award date. If a Restricted Stock Award subject to the Section 83(b) election is subsequently canceled, no tax deduction will be allowed for the amount previously recognized as income, and no tax previously paid will be refunded. Unless a Participant makes a Section 83(b) election, dividends paid to a Participant on Shares of an unvested Restricted Stock Award will be taxable to the Participant as ordinary income. If the Participant made a Section 83(b) election, the dividends will be taxable to the Participant as dividend income.

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the Participant. Unless a Participant has made a Section 83(b) election, the Company will also be entitled to a tax deduction, for dividends paid on unvested Restricted Stock Awards.

Restricted Stock Units

A Participant will generally not recognize taxable income on a RSU Award until Shares (or cash) subject to the Award are distributed. The amount of ordinary income will be the market price of the Shares on the date of distribution (or the amount of cash distributed). Any dividend equivalents paid on unvested RSUs are taxable as ordinary income when paid to the Participant.

The Company will ordinarily be entitled to a tax deduction at the same time and in the same amounts as the ordinary income recognized by the Participant. The Company will also be entitled to a deduction on any dividend equivalent payments made to the Participant.

New Plan Benefits

The size of the grant each year is based on competitive data provided by a major compensation consulting firm and actual grant amounts are determined by the Committee after assessing this data. Grants under the 2013 Stock Plan for Non-Employee Directors totaled 1,753 shares in 2013; 45,492 shares in 2014; 48,665 shares in 2015; 86,055 shares in 2016; 83,220 shares in 2017; and 77,803 shares in 2018.

The following table sets forth the 2019 benefits or amounts projected to be received by or allocated to certain individuals and groups under the 2018 Plan. These pro forma figures are based on actual 2018 awards under the Company’s current compensation program for non-employee directors; however, there is no assurance that the value to be realized by the individuals and groups will be at or near the indicated amounts.

Murphy Oil Corporation |	21

Proposal 3—Approval of the Proposed 2018 Stock Plan for Non-Employee Directors (continued)

	Restricted Stock Units
	Dollar Value ($)	Number of Units
Claiborne P. Deming	200,024	7,073
T. Jay Collins	200,024	7,073
Steven A. Cossé	200,024	7,073
Lawrence R. Dickerson	200,024	7,073
Elisabeth W. Keller	200,024	7,073
James V. Kelley	200,024	7,073
Walentin Mirosh	200,024	7,073
R. Madison Murphy	200,024	7,073
Jeffrey W. Nolan	200,024	7,073
Neal E. Schmale	200,024	7,073
Laura A. Sugg	200,024	7,073
Non-Employee Director Group	2,200,264	77,803

The full text of the proposed plan is attached as Exhibit A to this Proxy Statement and incorporated by reference.

22 |	Murphy Oil Corporation

Proposal 4—Approval of the Proposed 2018 Long-Term Incentive Plan

As noted in the Compensation Discussion and Analysis section of the Proxy Statement, the 2012 Long-Term Incentive Plan (the “2012 LTI Plan”) was approved by stockholders on May 9, 2012 and will expire by its terms in 2022. On February 7, 2018, the Board of Directors approved the 2018 Long-Term Incentive Plan (the “2018 LTIP”), subject to approval by stockholders at the 2018 Annual Meeting. The Board of Directors has determined that it is in the best interests of stockholders to consider at the Annual Meeting whether to adopt the 2018 LTIP to replace the 2012 LTI Plan for granting new equity incentive awards. No awards have been granted under the 2012 LTI Plan since March 12, 2018 and, if the 2018 LTIP is approved by stockholders, no further awards will be granted under the 2012 LTI Plan.

As of March 12, 2018, there were 210,512 shares available for grant under the 2013 Stock Plan for Non-Employee Directors. Also, set forth below is information regarding shares currently outstanding under the 2012 LTI Plan as of March 12, 2018. The Company made its annual award grant to employees during the first quarter of 2018 and those awards are included in the data below.

As of March 12, 2018:

Stock options outstanding	3,407,410
Weighted average exercise price	$48.79
Weighted average term	3.9 years
Full value awards outstanding	3,121,472
Shares remaining for grant under the 2012 LTI Plan	2,057,258

The 2018 LTIP has a 10-year life so as to allow the Company to respond to changes in the competitive marketplace, regulatory actions, and changes to business strategy.

We believe that approving the 2018 LTIP is necessary in order to allow the Company to continue to align the long-term financial interests of its officers and other key employees with those of the Company’s stockholders, to attract and retain those individuals by providing compensation opportunities that are competitive with other companies and provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company. The terms of the Company’s equity compensation awards are designed to encourage participating employees to focus on the long-term success of the Company. If the 2018 LTIP is not approved, then based on historical usage of shares under our equity plans and a range of possible grant date fair values, we would expect that the remaining shares available for future grant under the 2012 LTI Plan would likely be sufficient to grant annual equity incentive awards through 2019, after which time we would lose an important compensation tool aligned with the long-term interests of the Company’s stockholders.

The Board of Directors believes that approval of the 2018 LTIP is in the best interest of our stockholders and supports this proposal.

As a stockholder of the Company, you are invited to vote with respect to the 2018 LTIP through the following resolution:

“RESOLVED, that the Company’s stockholders approve the 2018 LTIP.”

The following is a summary of the 2018 LTIP which is qualified in its entirety by the full text of the 2018 LTIP, a copy of which is included as Exhibit B to this Proxy Statement. The capitalized terms not otherwise defined in this summary have the meaning assigned to them in the 2018 LTIP.

Summary of Plan Terms

Shares Subject to the 2018 LTIP

The Shares of the Company to be issued under the 2018 LTIP consist of authorized but unissued Shares or issued Shares that have been reacquired by the Company, including Shares acquired in the open market. Subject to adjustment made in connection with a merger, consolidation, reorganization or certain other events set forth in the 2018 LTIP, the maximum number of Shares subject to Awards which may be issued pursuant to the 2018 LTIP will be 6,750,000 Shares except that, to better manage the burn rate, the annual number of Shares granted from that pool will not exceed 1% of the Shares issued and outstanding at the beginning of each fiscal year as reported in the Company’s financial statements.

The aggregate number of Shares subject to all Awards granted under the 2018 LTIP during any calendar year to any one Employee will not exceed 500,000 and the maximum aggregate actual cash payment to any Participant shall not exceed $5,000,000. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under the 2018 LTIP. Notwithstanding the foregoing, Shares subject to an Award may not be made available for issuance under the 2018 LTIP if such Shares were not issued under the net settlement or net exercise of a Stock Appreciation Right (“SAR”), were used to pay the exercise price of an Option, were delivered to or withheld by the Company to pay the withholding taxes related to an Option or a SAR, or were repurchased on the open market with the proceeds of an Option exercise. The number of Shares that may be granted as full value awards (Awards other than Options and SARs) shall not exceed 50% of the total Shares available for grant (3,375,000 Shares).

Murphy Oil Corporation |	23

Proposal 4—Approval of the Proposed 2018 Long-Term Incentive Plan (continued)

Administration of the 2018 LTIP

The 2018 LTIP will be administered by the Executive Compensation Committee of the Board of Directors (referred to in this section of the Proxy Statement as the “Committee”). In addition to any implied powers and duties that may be necessary or appropriate to carry out the provisions of the 2018 LTIP, the Committee will have all of the powers vested in it by the terms of the 2018 LTIP, including exclusive authority to select the employees to be granted Awards, to determine the type, size and terms of the Awards to be made to each employee selected, to determine the time when Awards will be granted, and to prescribe the form of the agreements embodying Awards made under the 2018 LTIP. The Committee is authorized to interpret the 2018 LTIP and the Awards granted, to establish, amend and rescind any rules and regulations relating to the 2018 LTIP, to make any other determinations which it believes necessary or advisable for the administration of the 2018 LTIP, and to correct any defect or supply any omission or reconcile any inconsistency in the 2018 LTIP or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect.

Eligibility

Any employee of the Company, or a Subsidiary or affiliate that does not maintain a similar plan, who is an officer or who serves in any other key administration, professional, or technical capacity, and in the discretion of the Committee, any Employee who has made an unusual contribution, is eligible to receive Awards under the 2018 LTIP. The basis for participation in the 2018 LTIP is the Committee’s decision, in its sole discretion, that an Award to an eligible Participant will further the 2018 LTIP’s purposes. In exercising its discretion, the Committee will consider the purposes of the 2018 LTIP, which are to align the long-term financial interests of eligible employees with those of the Company’s stockholders, to attract and retain those individuals by providing compensation opportunities that are competitive with other companies and provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company. As of March 12, 2018, we expect that approximately 500 employees will be eligible to receive Awards under the 2018 LTIP.

Types of Awards

The following types of Awards may be made under the 2018 LTIP. All of the Awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting and forfeiture provisions determined by the Committee, in its sole discretion, subject to such limitations as are provided in the 2018 LTIP. In addition, subject to the limitations provided in the 2018 LTIP and in accordance with applicable law, the Committee may accelerate or defer the vesting or payment of

Awards, cancel or modify outstanding Awards, and waive any conditions or restrictions imposed with respect to Awards or the Shares issued pursuant to Awards. As of February 28, 2018, the equity awards outstanding under our equity compensation plans were held by approximately 600 current and former employees.

Non-qualified Stock Options

An Option is a contractual right to purchase Shares at a future date at a specified exercise price. The per Share exercise price of an Option will be determined by the Committee and may not be less than the Fair Market Value of a Share on the grant date. The exercise price of any Option may be paid in Shares, cash, or a combination thereof, as determined by the Committee. Other than as provided in the 2018 LTIP with respect to certain changes in capitalization or other corporate transactions, the exercise price of an Option may not be reduced without stockholder approval. The dates on which Options become exercisable will be determined at the sole discretion of the Committee, provided that no Option will be exercisable more than seven years from the grant date. Options that are intended to qualify as incentive stock options must meet the requirements of Section 422 of the Internal Revenue Code. The maximum number of Shares that may be issued under the 2018 LTIP through incentive stock options is 1,000,000 Shares.

Stock Appreciation Rights

SARs represent a contractual right to receive, in cash or other property (including Shares), an amount equal to the appreciation of a Share from the grant date based on the exercise price of the SAR (which may not be less than 100% of the Fair Market Value of a Share on the grant date), multiplied by the number of Shares subject to the SAR.

Restricted Stock and Restricted Stock Units

A Restricted Stock Award is an Award of outstanding Shares that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the Committee. Restricted Stock Units (“RSUs”) are Awards denominated in units of Shares under which the issuance of Shares (or the payment of cash based on the value of Shares) is subject to such conditions and terms as the Committee deems appropriate. To the extent determined by the Committee, Restricted Stock and RSUs may be satisfied or settled in Shares, cash or a combination thereof. Participants in whose name Restricted Stock is granted will be entitled to receive all dividends and other distributions paid with respect to those Shares, unless otherwise determined by the Committee. Shares underlying RSUs are entitled to dividends or dividend equivalents only to the extent, and in the form,

24 |	Murphy Oil Corporation

Proposal 4—Approval of the Proposed 2018 Long-Term Incentive Plan (continued)

provided by the Committee. Unless otherwise determined by the Committee, Participants holding Awards of Restricted Stock may exercise full voting rights during the Restricted Period.

Performance Units and Performance Shares

A Performance Share is an Award of outstanding Shares that does not vest until the satisfaction of performance criteria, and any other vesting conditions, specified by the Committee. Performance Shares are Awards denominated in units of Shares under which the issuance of Shares (or the payment of cash based on the value of Shares) is subject to the satisfaction of performance criteria, and any other vesting conditions, specified by the Committee. Performance criteria are based on the Company’s attainment of performance measures to be established by the Committee, in its sole discretion. Notwithstanding the satisfaction of any performance goals, to the extent specified in the Agreement, the Committee may reduce the number of Shares granted, issued, retainable or vested on the basis of any further considerations as determined by the Committee in its discretion. The settlement of Performance Units and Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Agreement.

Other Stock-Based Incentives

The Committee is authorized to grant other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares.

Termination of Service and Change in Control

Except as otherwise determined by the Committee, in the event a Participant’s employment terminates by reason of Normal Termination (as defined below) or death, (i) any Options and SARs granted to such Participant which are then outstanding and vested may be exercised at the earlier of any time prior to the expiration of the term of the Options or SARs or within two (2) years after the date of termination, (ii) any shares of Restricted Stock or RSUs then outstanding and unvested will vest on the date of the Participant’s termination in a pro-rated amount, and (iii) any Performance Shares or Performance Units then outstanding and unvested will remain eligible to vest at the conclusion of the applicable performance period. Unless otherwise determined by the Committee, in the event the employment of the Participant terminates for any reason other than Normal Termination or death, all unvested Awards will be forfeited and any options and SARs granted to such employee which are then outstanding will be canceled. For purposes of the 2018 LTIP, “Normal Termination” is defined as a termination of employment (i) at normal retirement age as defined in the Retirement Plan of the Company, (ii) for total and permanent disability as defined in the Life Insurance Plan for employees of the Company, or (iii) with Company approval, and without being terminated for cause.

Unless the Committee determines otherwise, notwithstanding any other provision of the 2018 LTIP to the contrary, upon a Change in Control, all outstanding unvested Awards will vest (with any applicable performance measures deemed achieved at the target level of performance), become immediately exercisable or payable or will have all restrictions lifted as may apply to the type of Award.

Minimum Vesting Requirements

Subject to the specified treatment under the 2018 LTIP upon a termination of employment or a Change in Control, Awards will vest over a period of not less than one year following the grant date; provided, however, that the Committee may grant Awards that are not subject to this minimum vesting requirement with respect to 5% or less of the Shares available for issuance under the 2018 LTIP.

Amendment and Termination

The Board of Directors may amend, alter or discontinue the 2018 LTIP and the Committee may amend, or alter any Agreement or other document evidencing an Award made under the 2018 LTIP. However, no such action will be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent will be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the 2018 LTIP or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. Stockholder approval is required to: (a) increase the maximum number of shares for which Awards may be granted; (b) reduce the price at which Options or SARs may be granted below the price provided for in the 2018 LTIP;(c) reduce the exercise price of outstanding Options or SARs; (d) extend the term of the 2018 LTIP; (e) change the class of persons eligible to participate in the 2018 LTIP; or (f) otherwise amend the 2018 LTIP in any manner requiring stockholder approval by law or under the applicable stock exchange listing requirements.

Clawback

Each Agreement will provide that a Participant whose negligent, intentional or gross misconduct contributes to the Company’s having to restate all or a portion of its financial

Murphy Oil Corporation |	25

Proposal 4—Approval of the Proposed 2018 Long-Term Incentive Plan (continued)

statements, will immediately forfeit the Participant’s Awards, and the Participant shall be required to reimburse the Company in respect of any Shares issued or payments made under the 2018 LTIP in the period covered by such financial statements, as determined in each case, by the Committee in good faith. Any Awards granted under the 2018 LTIP (including any amounts or benefits arising from such Awards) may also be subject to any clawback or recoupment arrangements or policies the Company establishes from time to time.

U.S. Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the 2018 LTIP, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Non-Qualified Stock Options

Generally, a Participant will not recognize taxable income on the grant or vesting of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a Participant will recognize ordinary income in an amount equal to the difference between the market price of the Shares received on the date of exercise and the Option cost (number of Shares purchased multiplied by the exercise price per Share). The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the Participant upon exercise.

Incentive Stock Options

No taxable income is recognized by a Participant on the grant or vesting of an incentive stock option. If a Participant exercises an incentive stock option in accordance with its terms and does not dispose of the Shares acquired within two years after the date of the grant of the incentive stock option or within one year after the date of exercise, the Participant will be entitled to treat any gain related to the exercise of the incentive stock option as capital gain (instead of ordinary income). However, the excess of the market price over the exercise price of the Shares acquired is an item of adjustment in computing the alternative minimum tax of the Participant. In this case, the Company will not be entitled to a deduction by reason of the grant or exercise of the incentive stock option. If a Participant holds the Shares acquired for at least one year from the exercise date and does not sell or otherwise dispose of the Shares for at least two years from the grant date, the Participant’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the Participant’s basis in the Shares acquired. If a Participant sells or otherwise disposes of the Shares acquired without satisfying the required minimum holding periods, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the market price of the Shares acquired on the exercise date (or, if less, the amount realized upon the disqualifying disposition) over the Participant’s tax basis in the Shares acquired. The Company will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition.

Stock Appreciation Rights

Generally, a Participant will not recognize taxable income upon the grant or vesting of a SAR, but will recognize ordinary income upon the exercise of a SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash-settled) or the difference between the market price of the Shares received from the exercise of the SAR and the amount, if any, paid by the Participant in connection with the exercise of the SAR. The Participant will recognize ordinary income upon the exercise of a SAR regardless of whether the Shares acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The Participant’s basis in the Shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The Participant’s holding period for Shares acquired pursuant to the exercise of a SAR begins on the exercise date. Upon the exercise of a SAR, the Company will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the Participant.

Restricted Stock

A Participant generally will not be taxed at the time a Restricted Stock Award is granted but will recognize taxable ordinary income when the Award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the market price of the Shares at that time.

Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the Internal Revenue Code within 30 days of the award date. If a Restricted Stock Award subject to the Section 83(b) election is subsequently canceled, no tax deduction will be allowed for the amount previously recognized as income, and no tax previously paid will be refunded. Unless a Participant makes a Section 83(b) election, dividends paid to a Participant on Shares of an unvested Restricted Stock Award will be taxable to the Participant as ordinary income. If the Participant made a Section 83(b) election, the dividends will be taxable to the Participant as dividend income.

26 |	Murphy Oil Corporation

Proposal 4—Approval of the Proposed 2018 Long-Term Incentive Plan (continued)

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the Participant. Unless a Participant has made a Section 83(b) election, the Company will also be entitled to a tax deduction, for dividends paid on unvested Restricted Stock Awards.

Restricted Stock Units

A Participant will generally not recognize taxable income on a RSU Award until Shares (or cash) subject to the Award are distributed. The amount of ordinary income will be the market price of the Shares on the date of distribution (or the amount of cash distributed). Any dividend equivalents paid on unvested RSUs are taxable as ordinary income when paid to the Participant.

The Company will ordinarily be entitled to a tax deduction at the same time and in the same amounts as the ordinary income recognized by the Participant. The Company will also be entitled to a deduction on any dividend equivalent payments made to the Participant.

New Plan Benefits

Any awards under the 2018 LTIP will be at the discretion of the Committee and future award amounts cannot be determined at this time.

The full text of the proposed plan is attached as Exhibit B to this Proxy Statement and incorporated by reference.

Murphy Oil Corporation |	27

Compensation Discussion and Analysis

BACKGROUND

Murphy Oil Corporation is an independent exploration and production (“E&P”) company with a portfolio of global offshore and North American onshore assets delivering high margin production. Murphy produces oil and natural gas in the United States, Canada and Malaysia. The Company’s long-term strategy as an independent E&P company is focused on the following key priorities that management believes will drive value for its stockholders: (1) develop differentiated perspectives in underexplored basins and plays; (2) continue to be a preferred partner to national oil companies and regional independents; (3) provide balance to the global offshore business by developing unconventional onshore plays in North America; (4) develop and produce fields in a safe, responsible, timely and cost effective manner; and (5) achieve and maintain a sustainable, profitable, high margin portfolio.

This Compensation Discussion and Analysis (“CD&A”) provides stockholders with an understanding of the Company’s compensation philosophy, objectives, policies and practices in place during 2017, as well as factors considered by the Executive Compensation Committee of the Board of Directors (referred to in this CD&A as the “Committee”) in making compensation decisions for 2017. For your reference, the Company’s CD&A is outlined in the following sections:

EXECUTIVE SUMMARY

This CD&A focuses on the compensation of the Company’s Named Executive Officers (“NEOs”) listed below, whose compensation is set forth in the Summary Compensation table and other compensation tables contained in the proxy statement.

Name	Title
Roger W. Jenkins	President & Chief Executive Officer
John W. Eckart	Executive Vice President & Chief Financial Officer
Eugene T. Coleman	Executive Vice President, Offshore
Michael K. McFadyen	Executive Vice President, Onshore
Walter K. Compton	Executive Vice President & General Counsel

The Company’s compensation plans and practices are designed to align the financial interests of the above NEOs with the financial interests of its stockholders. To that end, NEOs are provided with a competitive base salary, an annual cash bonus opportunity based on the achievement of specific goals aligned with stockholder value creation and long-term incentives.

28 |	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

THE COMPANY’S 2017 OPERATIONAL AND FINANCIAL HIGHLIGHTS

During fiscal year 2017, Murphy implemented a more comprehensive effort to build an even more dynamic exploration and production company. The Company continued to focus on delivering high-margin production from a diversified portfolio while continuing to reduce costs. This was achieved while funding the $976 million annual capital program and maintaining a competitive dividend yield from operating cash flows. The Company maintained approximately $1.0 billion cash and cash equivalents on the balance sheet over the course of 2017. Murphy achieved production of approximately 164 thousand barrels of oil equivalent per day and replaced 123% of total reserves with one year finding and development costs of $13.09 per barrel of oil equivalent. The Onshore business continued to increase its low-breakeven well count and the exploration portfolio was replenished with strategic lower-risk, appropriate working interest opportunities. The Company believes that over the long-term, attaining its key strategic business objectives is fundamental to delivering total shareholder returns. Murphy’s specific achievements in 2017 include:

Kaybob Duvernay

•	Increased production 31% from fourth quarter 2016 to fourth quarter 2017

•	Successful appraisal program de-risked 250 locations with competitive low breakeven prices

Tupper Montney

•	Driving value in low-cost North American natural gas play through successfully proving up multiple Montney zones and increasing estimated ultimate recoveries

•	Achieved competitive netbacks through a combination of gaining physical access to diversified markets as well as current long-term forward sales contracts

U.S. Onshore

•	Drove down lease operating expense to record-low of $6.70 per barrel of oil equivalent

•	Progressing cube-style pad design that is expected to de-risk additional locations through efficient multi-stacked development plan

•	Increasing estimated ultimate recoveries field-wide by enhancing completion strategies

•	Built new onshore position in the Midland Basin of approximately 31,000 acres through grass roots leasing effort

Offshore

•	Minimizing production declines at existing fields through innovative low-cost projects in Malaysia and Gulf of Mexico

•	Acquired low-cost subsea wells in the Gulf of Mexico that flow to existing Murphy operated infrastructure

Exploration

•	Renewed exploration portfolio with low-cost entries in Sergipe-Alagoas Basin in deepwater Brazil, and through a farm-in, increased the Company’s position in Vulcan Basin, Australia

•	Advanced exploration plans with partner group in Mexico Deepwater block 5 with expected spud in fourth quarter 2018

•	Solidified Gulf of Mexico 2018 drilling schedule (close to existing structure) by farming into King Cake prospect and planning for Samurai delineation well

Financial

•	Income from continuing operations before income tax of $72 million

•	Competitive dividend yield

•	Maintained approximately $1.0 billion of cash and cash equivalents on the balance sheet

Murphy Oil Corporation |	29

Compensation Discussion and Analysis (continued)

•	Renegotiated the terms of its unsecured revolving credit facility, which remained undrawn at year-end, and now matures in 2021

•	Issued $550 million of notes at 5.75% due in 2025, applying the proceeds to redeem existing notes that were to mature in December 2017

IMPACT OF 2017 COMPANY PERFORMANCE ON EXECUTIVE COMPENSATION

Murphy has structured its cash and equity-based compensation program to position approximately 90% of the CEO’s and 75%-80% of the other NEO’s target total direct compensation opportunity in at-risk compensation components tied to the achievement of short- and long-term performance criteria aligned with the Company’s business objectives. Actual at-risk compensation was lower than this targeted opportunity in 2017 due to reductions in long-term incentives received. In the judgment of the Committee, this reduced grant strategy fairly addressed the impact on the Company from the significant oil price collapse and still provided management with an opportunity to earn competitive long-term award values. Short-term incentives are paid in the form of annual cash bonus opportunities tied to the achievement of specific performance goals aligned with stockholder value creation. Long-term incentives combine performance-based restricted stock units (referred to in this CD&A as “PSUs” and time-based restricted stock units (referred to in this CD&A as “RSUs”) and stock options to provide a compensation opportunity aligned with the Company’s long-term stock performance, delivered through awards that are performance based in absolute and relative terms, while also encouraging retention.

30 |	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

ACTIONS RELATED TO 2017 PERFORMANCE

Base Salary	Annual Incentives	Long-Term Equity Incentives

•   No Adjustments to CEO Base Salary

The Company provides base salaries to its NEOs which are structured to reward executives for the performance of their regular duties and responsibilities associated with their management of the organization.

Murphy targets the 50th percentile (median) level of base salaries paid by a select group of 10 peer companies in the exploration and production sector.

During 2017, the Company made no adjustment to the base salary of its CEO. This is the third consecutive year in which the Company elected to keep the base salary of the CEO fixed. The base salaries of the other NEOs were adjusted to bring base salaries closer to the 50th percentile after two consecutive years in which the Company elected to keep other NEO’s base salaries fixed.

•   Exercised Negative Discretion on Annual Incentive Plan (“AIP”) Awards

The Murphy AIP is a performance-driven plan intended to comply with the requirements of a performance plan pursuant to Section 162(m) of the Internal Revenue Code (the “Code”) (prior to the amendment in 2017 to Section 162(m) of the Code. The Plan, which establishes threshold, target, and maximum levels of financial, strategic, and operational goals, is formulaic in its application and the Committee is permitted to adjust calculated awards by means of negative discretion.

For the fiscal year 2017, the AIP measured performance in the following areas:

•  EBITDA/BOE;

•  Lease Operating Expense/BOE;

•  Safety (Total Recordable Incident Rate);

•  Environmental (Spill Rate);

•  Production (BOEPD); and

•  Produced Proved Reserve Replacement

Based upon the Company’s performance during fiscal year 2017, Murphy met or exceeded the performance goals in four of the six areas measured. The AIP formula for the NEO positions resulted in an earned performance score of 153.83% of target.

Negative discretion in the amount of 12% to 20% was applied to each NEOs’ earned award.

•   Reduced Value of Long-Term Incentive Grants from Target for 2017

In February 2017, the Committee approved long-term incentive grants to the NEOs and all other long-term incentive plan participants for 2017. The number of stock options were reduced to remain compliant under provisions of the 2012 LTI Plan. The Committee awarded grants in the form of 54% of value in the form of PSUs; 17% of value in the form of stock options; and 29% of value in the form of RSUs. The Committee elected to award approximately 75% of the target long-term incentive value for the 2017 grants for each NEO and all other participants. In the judgment of the Committee, this grant strategy fairly addressed the significant oil price collapse’s impact on the Company and still provided management with an opportunity to earn competitive long-term award values.

The following provides a summary of the results for fiscal year 2017 based on relative TSR performance and the impact of such performance upon grants occurring in 2015, 2016, and 2017. The 2016 and 2017 grants of awards were compared to a different peer group than the 2015 awards.

	2015 PSUs	2016 PSUs	2017 PSUs
Year 1	50.60%	122.00%	139.40%
Year 2	131.40%	139.40%	TBD
Year 3	138.20%	TBD	TBD
Cumulative Years 1-3	101.10%	TBD	TBD
Total	105.33%	TBD	TBD

Murphy Oil Corporation |	31

Compensation Discussion and Analysis (continued)

CEO COMPENSATION

The CEO recognized an increase in his total target direct compensation for fiscal year 2017 in consideration of both the Company’s and individual performance during the year. In February 2017, the Committee elected to hold the CEO’s base salary fixed at the level established at the end of fiscal year 2014 which was $1,300,000. Mr. Jenkins’ annual incentive award (cash bonus, payable in first quarter 2018) was paid at the level of $2,159,703, which represents 123.06% of his target award opportunity, a level commensurate with those of other plan participants. In February 2017, the Committee granted the CEO long-term incentive compensation with a grant date fair value of $7,480,580. In aggregate, Mr. Jenkins’ total direct compensation for 2017 was $10,940,283 which is a 62% increase in total compensation from his 2016 level of $6,766,910. In 2016, Mr. Jenkins’ long-term incentive compensation was granted significantly below target and in 2017, the Committee determined to address this matter to remain competitive with the Company’s peer group while also remaining compliant with the provisions of the 2012 LTI Plan.

OTHER NEO COMPENSATION

In February 2017, the Committee increased the base salaries for the other NEOs to bring these salaries closer to the 50th percentile after two consecutive years in which the Company elected to keep executive base salaries fixed. This decision was based on both the CEO’s feedback as to each NEO’s performance and information provided by Pay Governance which indicated current base salary levels were below the target market positioning.

STOCKHOLDER ENGAGEMENT

The Company values the feedback and insights that it receives from its stockholders through ongoing dialogue. At the 2017 Annual Meeting, a proposal seeking an advisory vote on executive compensation for the Company’s NEOs (see “Tabular Information for Named Executive Officers”) was submitted to stockholders. Stockholders endorsed the Company’s NEO compensation, with over 97% of the votes cast indicating approval.

32 |	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

COMPENSATION AND CORPORATE GOVERNANCE POLICIES – “What We Do” and “What We Don’t Do”

Murphy is committed to developing and implementing executive compensation and corporate governance policies which are directly aligned with the best interests of our stockholders. In this regard, we have adopted executive compensation practices which are considered to be “best practices” and which will ensure that we have put stockholder interests in the forefront. The following table lists the practices that Murphy has implemented which describe the best practices we have adopted as “What We Do” as well as a listing of practices identified as “What We Don’t Do” that we consider not to be aligned with our stockholders’ interests.

“What We Do”	“What We Don’t Do”

✓Stock Ownership Guidelines—The Company has adopted director and officer stock ownership guidelines which state that directors are to own and hold Company shares equal in value to five times the director’s annual cash retainer within five years of commencing Board service, whereas officers of the Company or any of its operating subsidiaries are expected to own and hold a number of shares at least equal in value to a multiple of base salary, depending upon the officer’s position (5.0 times for the CEO, 2.5 times for EVPs, 2.0 times for SVPs, and 1.0 times for VPs).

✓Pay for Performance—Murphy’s executive compensation program is driven by its pay for performance strategy and which is directly aligned with the achievement of Company business objectives, business strategies, and financial results. The Company has structured its executive compensation program such that the Company aims to generally provide more than 75% of a NEO’s direct compensation is in the form of variable compensation tied to Company performance through the annual incentive and long-term incentive compensation plans.

✓Restrictive Pledging Policy—The Company has adopted corporate governance guidelines which apply to directors and officers. A director or officer may not pledge Company securities, including the purchasing of Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. Once such stock ownership target has been achieved, such director or officer is permitted to pledge Company securities in compliance with applicable law (including disclosure of such pledging in the Company’s Proxy Statement as required by SEC regulations), as long as all stock owned to satisfy the applicable stock ownership target remains unpledged. Any pledging of shares should be disclosed to the Company in advance.

✓Anti-Hedging Policy—The Company has implemented corporate governance guidelines that state: “Directors, officers, and employees are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s securities.”

✓Limited Perquisites—The Company’s executive officers, including the NEOs, receive no perquisites or special executive benefits, unless such benefits serve a reasonable purpose, such as limited use of Company aircraft by the CEO.

✓Clawback Provision—In connection with the Dodd-Frank Act, the Company has adopted a policy allowing for the recovering of incentive-based compensation under certain circumstances including a potential restatement of Company financial statements.

X  No Employment Agreements—The Company does not have written employment agreements specifying compensation levels and practices for its NEOs or any Company employee. The only written agreement in effect is the Company’s change in control protection for its CEO in the CEO’s Severance Protection Agreement which is only operative in the event that the CEO is involuntarily terminated without cause or terminates for specified good reason following a change in control transaction.

X  No Tax Gross-Up Payments—The Company does not provide its CEO or other NEOs with tax gross-up payments for any form of executive compensation, including the change in control severance compensation for the CEO.

X  No Backdating of Stock Options—Murphy has never engaged in the practice of backdating stock options or other forms of equity compensation.

X  No Payment of Dividends on Unearned Performance Awards—With respect to unearned long-term performance awards measured or paid in Company stock, the grantee will not receive dividends pursuant to such granted awards until such stock is earned and/or paid.

✓Independent Compensation Advisor—The Committee of the Board has retained the services of Pay Governance as its independent advisor regarding executive compensation issues facing the Committee. The Committee retains the right to engage, retain, and/or terminate the services of its advisory consultant in its full discretion. Pay Governance provides no other services to Murphy or the Committee beyond its executive compensation advisory services.

✓Annual Stockholder Say-on-Pay Vote—Since the inception of the stockholder advisory vote regarding Say-on-Pay, Murphy has allowed for such a vote annually and has received a highly favorable (95% or higher) voting result each year.

Murphy Oil Corporation |	33

Compensation Discussion and Analysis (continued)

INTRODUCTION

The Committee oversees and approves the compensation of the NEOs. The Committee currently consists of four members, all of whom have been determined by the Board to satisfy the heightened independence requirements of the NYSE and the Company’s categorical independence standards. The Nominating & Governance Committee recommends nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members are appointed and approved by the Board and may be removed by the Board at any time. Members of the Committee during 2017 were Neal E. Schmale (Chair), T. Jay Collins, Walentin Mirosh and Jeffrey W. Nolan.

The Committee reviews and approves corporate goals and objectives relevant to the CEO’s and other NEO’s compensation and evaluates the CEO’s performance in light of these goals and objectives. Any decisions regarding the CEO’s compensation are made solely by the Committee based on that evaluation. For NEOs other than the CEO, the Committee considers the performance evaluations made by the CEO and the recommendations of the CEO.

The Committee administers and makes recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, and it reviews and approves awards granted under such plans.

As set forth in its charter, which can be found on the Company’s website http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=irol-govHighlights, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and has the sole authority to approve the consultant’s fees and other retention terms. Advice and assistance from internal or external legal, accounting or other advisors is also available to the Committee. In 2017, the Committee again retained Pay Governance as an independent compensation consultant. All Pay Governance invoices were approved by the Committee’s Chair prior to payment. In its role as an advisor to the Committee, Pay Governance attended all three Committee meetings in 2017 and provided the Committee with objective and expert analyses, independent advice and information with respect to executive and director compensation. Pay Governance does not provide any other consulting services to the Committee or to the Company, other than those dealing with executive compensation and the compensation of non-employee directors. The Committee annually evaluates the performance and independence of Pay Governance. In 2017, Pay Governance delivered a letter to the Committee that provided full disclosure relating to Pay Governance’s relationship to the Company, taking into account the SEC’s Consultant Independence Factors and Pay Governance’s Independence Policy. The Committee has determined that there are no business or personal relationships between Pay Governance and the members of the Committee or the

Company’s executive officers that may create a conflict of interest impairing Pay Governance’s ability to provide independent objective advice to the Committee. Pay Governance provides the Committee with, among other things, an analysis of trends and compensation data for general industry, the oil and gas industry and a select group of comparator companies within the oil and gas industry. In 2017 the Committee used two separate peer groups in designing the compensation programs for the Company: the compensation peer group and the TSR peer group.

The Committee annually engages Pay Governance to determine appropriate comparator companies for purposes of peer compensation analysis. In 2014, Pay Governance recommended a bifurcated approach resulting in the selection of one group for general compensation comparisons and a larger second group for the Total Shareholder Return (TSR) calculation. In 2015, Pay Governance recognized the Company’s mix of onshore, offshore, domestic and international operations and selected a group of companies with business and labor rationales similar to those of the Company for compensation benchmarking. Pay Governance further noted that the relatively small number of companies in that group, coupled with a wide divergence in market capitalization, could lead to distortions in the calculation of relative total shareholder return and recommended that a larger group of companies be utilized for this purpose. Pay Governance reaffirmed this bifurcated approach in 2016 and 2017 and the table below sets forth the two sets of peer groups for each of 2017 and 2018.

Company Name	2017 Compensation Peer	2017 TSR Peer	2018 Compensation Peer	2018 TSR Peer
Anadarko Petroleum Corporation	•	•	•	•
Apache Corporation	•	•	•	•
Cabot Oil & Gas Corporation		•		•
Chesapeake Energy Corporation	•	•	•	•
Cimarex Energy Co.		•		•
Devon Energy Corporation	•	•	•	•
Encana Corporation	•	•	•	•
EOG Resources, Inc.	•	•	•	•
Hess Corporation	•	•	•	•
Marathon Oil Corporation	•	•	•	•
Newfield Exploration Company		•		•
Noble Energy, Inc.	•	•	•	•
Pioneer Natural Resources Corporation	•	•	•	•
Range Resources Corporation		•		•
Southwestern Energy Corporation		•		•
Whiting Petroleum Corporation		•		•

34 |	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

In addition to comparator company information, the Committee uses Mercer Human Resource Consulting Energy 27 survey information to determine competitive market pay levels for the NEOs. The Committee also reviews a special analysis of the competitive pay levels of the Company’s compensation peer group in establishing pay levels for the CEO and NEOs.

The Committee generally takes action on compensation matters, including the grant of long-term incentive awards, at its meeting held in conjunction with the February Board meeting. The exercise price of stock options is based on the average of the high and the low market price for the Company’s shares on the date of grant. At this meeting the Committee also considers adjustments to NEO base salary, annual incentive bonus opportunities and grants of long-term incentive awards. The Committee also meets at other times during the year as necessary and, in 2017, met three times.

GUIDING PRINCIPLES

The Committee bases its executive compensation decisions on principles designed to align the interests of executives with those of stockholders. The Committee intends compensation to provide a direct link with the Company’s objectives, business strategies and financial results. In order to motivate, attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the oil and gas industry. In addition, the Company believes that executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives. In order to promote the long-term, as well as short-term interests of the Company, and to more closely align the interests of its key employees to those of its stockholders, the Company uses a mix of short-term and long-term incentives in its compensation packages. Individuals in primary positions to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. To this end, executives have a compensation package which includes a base salary, participation in a cash-based annual incentive plan, participation in an equity-based long-term incentive plan and certain other compensation, including customary benefits as discussed in Section D of Elements of Compensation in this CD&A. In addition, the compensation package for the CEO includes limited personal use of Company aircraft. The Company believes that this combination of base salary, short-term incentives, long-term incentives and employee benefits provides the best balance between the need for the Company to provide executive compensation which is competitive in the marketplace and therefore necessary for recruiting and retention, and the desire to have management’s interests, motivations and prosperity aligned with the interests of the Company’s stockholders.

As in the prior year, the Company had no employment agreements with the NEOs in effect in 2017. In connection with his appointment to President and CEO, Mr. Jenkins has a Severance Protection Agreement dated August 7, 2013. The Company had no other severance protection, change in control or termination agreements with the NEOs in effect in 2017. Under the terms of the Company’s incentive plans, in the event of a change in control, each NEO would retain his “earned” compensation and all outstanding equity awards held by each NEO would vest, become immediately exercisable or payable, or have all restrictions lifted as may apply to the type of the award. Entry into employment or other agreements with the NEOs may be considered from time to time.

At the Company’s Annual Meeting of stockholders held on May 10, 2017, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) to approve the compensation of the NEOs, as disclosed in the Proxy Statement for the meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of over 97% of the shares cast on that proposal. While the Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation during 2016, and therefore did not materially change the overall approach to executive compensation in 2017, the Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

At the 2017 Annual Meeting, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every year, which was consistent with the Board’s recommendation. In accordance with this vote, the Board decided to hold the say-on-pay advisory vote every year.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies to certain executive officers to $1 million. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA), Section 162(m) provided an exemption from this limitation for “qualified performance-based compensation.” However, the TCJA repealed the “qualified performance-based compensation” exemption, effective for taxable years beginning after December 31, 2017. The TCJA provides

Murphy Oil Corporation |	35

Compensation Discussion and Analysis (continued)

transition relief for certain contractual arrangements in place as of November 2, 2017; however, the scope of this transition relief is uncertain, and in the absence of any rulemaking at this time, the full impact of the TCJA’s changes to Section 162(m) of the Code on our executive compensation program is not yet known.

The Committee takes into consideration the accounting and tax implications of compensation and benefit programs, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Code. The 2017 Annual Incentive Plan (the “2017 Plan”) and the 2012 Long-Term Incentive Plan (the “2012 LTI Plan”) were intended, prior to the repeal of the “qualified performance-based compensation” exception, to provide the Committee the ability to grant performance-based compensation that was deductible under Section 162(m) of the Internal Revenue Code. The Committee has not adopted a policy requiring compensation to be tax deductible to maintain flexibility in structuring executive compensation to attract highly qualified executive talent and to further our business goals and compensation philosophy.

RISK EVALUATION

In order to monitor the risk associated with executive compensation, in October 2017, the Committee reviewed a report from Pay Governance assessing the risks arising from the Company’s compensation policies and practices. The Committee agreed with the report’s findings that these risks were within the Committee’s ability to effectively monitor and manage and the programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

ELEMENTS OF COMPENSATION

The Company’s executive compensation program includes a base salary, participation in an annual cash-based incentive plan, long-term incentive compensation, employee benefits and limited perquisites. The Committee believes that a majority of an executive officer’s total direct compensation opportunity (which includes base salary, annual and long-term incentive opportunities) should be performance-based. The Committee determines an executive’s total direct compensation opportunity based on compensation peer company information and survey data provided by Pay Governance to ensure the program is competitive with the compensation peer group in order to attract and retain talented executives.

The elements of the Company’s executive compensation program are outlined in more detail herein.

A.     Base Salary

The objectives of the base salary component of compensation include:

1)	to provide a fixed level of compensation to compensate the executive for day-to-day execution of primary duties and responsibilities;

2)	to assist the Company in the attraction and retention of a highly skilled competitive leadership team by paying base salaries competitive with those paid by the Company’s compensation peer group; and

3)	to provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance.

The Company targets the median (“50th percentile”) of competitive market pay levels for the base salary of the NEOs. The Company targets the 50th percentile because it believes that it allows the organization to recruit, attract, and retain qualified management talent having the requisite skills and competencies to manage the Company and to deliver additional value for stockholders. In practice, some executives are paid above or below the 50th percentile because of their individual job performance, time in the position, and/or tenure with the Company, and in some cases, potential for advancement. Executives’ salaries are ultimately determined based on the market pay levels, as well as a combination of experience, duties and responsibilities, individual performance, Company performance, general economic conditions and marketplace compensation trends. The Committee made adjustments to the base salaries of the NEOs in 2017 as follows:

Named Executive Officer	2016 Base Salary	2017 Base Salary	Adjustment for 2017
Roger W. Jenkins	$1,300,000	$1,300,000	0.0%
John W. Eckart*	$515,000	$566,500	10.0%
Eugene T. Coleman	$562,000	$576,050	2.5%
Michael K. McFadyen**	$450,909	$462,274	2.5%
Walter K. Compton	$541,000	$557,230	3.0%
*	Mr. Eckart received a 10% increase in 2017 due to the Company’s phased approach to bring his base salary closer to the midpoint of the Company’s peer group.
**	Mr. McFadyen is paid in Canadian dollars. His base salary is C$581,111 and he received a 2.5% increase in 2017. The currency conversation factor utilized throughout this compensation discussion and analysis is 0.7955 Canadian dollars to one U.S. dollar.

B. Annual Incentive Plan

The objectives of the Company’s annual incentive program are:

1)	to provide cash-based incentive compensation linked to Company performance to those officers, executives, and key employees who contribute significantly to the growth and success of the Company;

36 |	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

2)	to attract and retain individuals of outstanding ability;

3)	to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company’s stockholders; and

4)	to encourage excellent operational performance by rewarding executives when they achieve this.

The Committee targets the 50th percentile of competitive market pay levels for its annual target incentive compensation because the Committee believes it allows the Company to motivate its executives. Executives have the opportunity to be compensated above the median of market pay levels when the Company has above market performance based on established performance measures. In February 2017, the Committee reviewed an analysis of the top executives prepared by Pay Governance. For 2017, the target bonus percentages of the Company’s NEOs were at the median of the competitive market and no adjustments were made to the target bonus percentage amount.

The 2017 Plan provides the Committee with a list of performance criteria to be used for determination of performance-based awards.

For 2017, the performance criteria utilized by the Committee included a mixture of a safety performance metric, an environmental performance metric, financial metrics, and operating metrics designed to work across the Company.

2017 Performance Criteria
Safety: Total Recordable Incident Rate (TRIR)

The Company’s TRIR is calculated as the combined number of incidents for both contractors and employees worldwide per 200,000 work hours. The health and safety of the Company’s employees and contractors is important to the Company. Inclusion of a safety metric reflects the Company’s emphasis on safe operations by both employees and contractors.

Environmental: Spill Rate

The Company’s global spill rate is calculated as number of spills equal to or greater than one barrel per million BOEs (1) produced. Inclusion of a spill metric reflects the Company’s commitment to environmentally sound operations.

Financial: EBITDA/BOE(1) Lease Operating Expense (“LOE”)/BOE(1)	These financial goals focus on financial discipline and encourage employees to manage costs relative to gross margins and the commodity price environment.
Operational: Reserves Replacement Production Target (BOEPD)(2)

The primary business objectives for an exploration and production company are to find oil and gas reserves at a competitive cost while generating economic value for its stockholders and assuring that reserves are prudently converted into production and ultimately cash flow. Including specific operational goals on reserves additions (excluding acquisitions and divestitures) and production volumes provides a direct line of sight for the Company’s employees of their impact in the Company’s operational success.

(1)	A barrel of oil equivalent (BOE) is a term used to summarize the amount of energy that is equivalent to the amount of energy found in one barrel of crude oil. One barrel of oil is generally deemed to have the same amount of energy content as 6,000 cubic feet of natural gas.
(2)	Barrels of oil equivalent per day (BOEPD) is a term that is used in conjunction with the production or distribution of oil and natural gas.

With respect to the NEOs, the following table summarizes the performance metrics, respective weighting of performance metrics and weighted performance scores based on actual performance, used in determining their respective annual incentive awards for 2017. The targets for performance metrics were primarily based on historical data, budgets and forecasts. Under the terms of the 2017 Plan, achievement of 100% of the target rate results in the payment of 100% of individual target awards. For NEOs, achievement of the minimum of the performance range results in the payment of 62.5% of individual target awards and achievement of the maximum results in the payment of 250% of individual target awards, in each case subject to a discretionary

Murphy Oil Corporation |	37

Compensation Discussion and Analysis (continued)

downward adjustment by the Committee of up to 100%. Upward adjustments are not permitted for NEOs and no awards are payable if performance falls below the minimum.

	2017 AIP Metrics and Results
Metric	Threshold	Target	Maximum	Actual Results	Payout Achieved (%)	Weighting	Result

TRIR	0.40	0.28	0.00	0.40	62.55%	7.50%	4.69%

Spill Rate	0.20	0.13	0.00	0.05	201.92%	7.50%	15.14%

EBITDA/BOE	$ 18.54	$ 19.52	$ 21,47	$ 19.52	125.00%	15.00%	18.75%

LOE/BOE	$ 9.69	$ 9.23	$ 8.31	$ 7.89	250.00%	15.00%	37.50%

Reserves Replacement	75.00%	100.00%	140.00%	113.00%	165.63%	25.00%	41.41%

Production Target (BOEPD)	148,101	164,557	197,468	163,536	121.12%	30.00%	36.34%

Total							153.83%

The Committee exercised its negative discretion in adjusting annual cash payments under the AIP for NEOs for 2017 bonuses, which were payable in the first quarter of 2018. These downward adjustments included an across-the-board cut by 12% to 20% for all earned awards to the NEOs bringing NEO payouts to a level commensurate with those of other plan participants, even though the Company met or exceeded four of the six 2017 operational, safety and strategic performance goals. Mr. Eckart and Mr. Coleman received a small reduction than other NEOs based on the feedback of the CEO as to their performance during 2017. Actual payouts are set forth in the table below:

Named Executive Officer	2017 Base Salary Earnings	Target Bonus as a Percentage of Base Salary Earnings*	Target Bonus Award (Base Salary Earnings Multiplied by Target Bonus Percentage)	EarnedAward (153.83% of Target)	Negative Discretion Applied	Actual Amount Awarded

Roger W. Jenkins	$1,300,015	135%	$1,755,020	$2,699,747	20%	$2,159,703

John W. Eckart	$ 562,227	85%	$ 477,893	$ 735,143	12%	$ 646,905

Eugene T. Coleman	$ 574,888	75%	$ 431,166	$ 663,263	12%	$ 583,652

Michael K. McFadyen*	$ 461,334	75%	$ 346,001	$ 532,253	20%	$ 425,789

Walter K. Compton	$ 555,884	65%	$ 361,325	$ 555,825	20%	$ 444,646
*	Mr. McFadyen is paid in Canadian dollars. His base salary earnings for 2017 were C$579,930. His earned award was C$669,080. Negative discretion in the amount of 20% was applied. The actual amount awarded to Mr. McFadyen was C$535,246.

C. Long-term Incentive Compensation

The objectives of the Company’s long-term incentive program include:

1)	to align executives’ interests with the interests of stockholders;

2)	to reinforce the critical objective of building stockholder value over the long term;

3)	to assist in the long-term attraction, motivation, and retention of an outstanding management team;

4)	to complement the short-term performance metrics of 2017 Plan; and

5)	to focus management attention upon the execution of the long-term business strategy of the Company.

Long-term incentive NEO compensation for 2017 included the grant of stock options, RSUs and PSUs under the Company’s 2012 LTI Plan. Stock options are designed to align the interests of executives with the performance of the Company over the long term. The exercise or grant price of stock options equals the average of the high and the low of the Company’s common stock on the date of the grant. Stock options are inherently performance-based because option holders realize no economic benefit unless the Company’s stock price increases in value subsequent to the grant date. This aligns the optionees’ interests with that of stockholders. The vesting of PSUs is based upon the Company’s TSR relative to that of the TSR peer group (as described above).

On January 31, 2017, the Committee granted equity awards pursuant to the 2012 LTI Plan to each of the NEOs at that time. The value was split 54% in PSUs, 17% in stock options and 29% in RSUs on an expected value basis the 2017 award allocation was based upon the 50th percentile competitive market practice and the reduction of the number of stock options available to remain compliant under the 2012 LTI Plan. The Committee believes these awards are effective and appropriate methods of equity

38 |	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

compensation. Stock options are particularly effective at aligning the interests of management and stockholders, but results can be skewed by movements in the stock market as a whole. Conversely, performance unit awards’ value is largely based on the Company’s performance relative to that of its peers, but does not necessarily equate with shareholder return.

The Company generally targets the median of competitive market pay levels for the annual grant value of long-term incentive compensation. When determining the size of the equity-based awards to the executives and the total number of shares available for equity-based award grants for all management employees for the fiscal year, the Committee considers survey data provided by the Committee’s compensation consultant, overall Company performance, internal equity, and individual performance, as well as the proportion of the total shares outstanding used for annual equity-based award grants and the potential dilution to the Company’s stockholders. In 2017, due to continued low commodity prices, the Company made long-term incentive grants to the NEOs at a reduction from target, equating to approximately 70% of the value of each individual’s long-term incentive target guideline. To maintain parity with the other operational EVP, Mr. McFadyen’s 2017 long-term incentive grants equaled approximately 94% of his long-term incentive target guideline due to the exchange rate disparity between the U.S. and Canadian dollar. These guidelines, provided by Pay Governance from the Mercer Human Resource Consulting Energy 27 survey, were constructed around the 50th percentile competitive data. Total grants to all 2012 LTI Plan participants made in 2017 equaled approximately .87% of the Company’s outstanding shares which is below the 1% annual maximum grant allowed under the 2012 LTI Plan. NEO grants were as follows:

Named Executive Officer	Number of Stock Options	Number of Time-Based Restricted Stock Units	Number of Performance- Based Restricted Stock Units

Roger W. Jenkins	161,000	75,000	151,000

John W. Eckart	33,000	15,000	31,000

Eugene T. Coleman	42,000	20,000	39,000

Michael K. McFadyen	42,000	20,000	39,000

Walter K. Compton	31,000	15,000	29,000

The Company has never engaged in the process of backdating stock options and does not intend to do so in the future. The exercise price for all stock options is equal to the fair market value (average of daily high and low) on the date of the grant.

The Company’s stock option awards granted provide for payment of the aggregate exercise price to be automatically net settled in stock, which reduces dilution. Thus upon exercise, shares having an aggregate fair market value equal to both the exercise price and the amount of statutory minimum withholding taxes are withheld by the Company, and only net shares are delivered to the holder of the option. The Company’s stock options, all of which are non-qualified, vest in two equal installments on the second and third anniversaries of the grant date, and unless otherwise forfeited or exercised, expire seven years from the date of the grant.

RSUs awarded in January 2017 vest on the third anniversary of the grant date. Dividend equivalents are accumulated during the performance period and pay out only if the underlying units vest and are earned. Holders of RSUs do not have any voting rights.

PSUs awarded in 2017 will be eligible to vest in three years based on how the Company’s TSR compares to the TSR of an index of the comparator group of energy companies (identified above). The 2017 performance unit awards contain four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Achievement of the 50th percentile TSR of the TSR peer group is required for vesting and payment of 100% of the target PSUs awarded, achievement of the 90th percentile TSR of the TSR peer group is required for vesting and payment of 150% of the target PSUs awarded, and achievement of the 25th percentile TSR of the TSR peer group is required for the vesting and payment of 50% of the target PSUs awarded. A prorated percentage of PSUs can vest and be paid for performance between the 25th and 90th TSR percentiles. No payment is made for achievement below the 25th percentile TSR of the TSR peer group. Dividend equivalents are accumulated during the performance period and pay out only to the extent that the underlying units vest and are earned. Holders of PSUs do not have any voting rights.

As noted above, the Committee currently uses three principal forms of long-term incentive compensation: stock options, time-based restricted stock units and PSUs. While the Committee expects to continue to use these same three principal forms of equity-based incentives going forward,

Murphy Oil Corporation |	39

Compensation Discussion and Analysis (continued)

it is possible that the Committee may adopt a different long-term incentive compensation strategy in future years in response to changes in the competitive marketplace, regulatory actions, and/or changes to business strategy. In order to provide for flexibility going forward, the 2012 LTI Plan provides possible alternative long-term equity incentive vehicles in addition to stock options and restricted stock units, including stock appreciation rights, performance shares, phantom units, dividend equivalents, and other stock-based incentives. The 2012 LTI Plan includes a list of other performance criteria that could be used for determination of performance-based awards.

During 2017, the Company granted 896,500 shares as Full Value Awards. As of December 31, 2017, the number of shares available for future grants of Full Value Awards under the 2012 LTI Plan was 1,494,372. As discussed under “Proposal 4 - Approval of the Proposed 2018 Long-Term Incentive Plan,” the Company seeks approval from stockholders of the 2018 LTIP in order to allow the Company to continue to align the long-term financial interests of its officers and other key employees with those of the Company’s stockholders, to attract and retain those individuals by providing compensation opportunities that are competitive with other companies and provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company.

D. Employee Benefits and Perquisites

The objectives of the Company’s employee benefits and perquisites program are:

1)	to provide an employee benefit package with the same level of benefits provided to all Company employees which is competitive within the Company’s industry sector;

2)	to offer executives indirect compensation which is efficient and supplemental to their direct compensation to assist with retirement, health, and welfare needs for individuals and their families; and

3)	to provide only limited benefits to selected executives as deemed appropriate under the circumstances.

The Company’s executives are provided usual and customary employee benefits available to all employees. These include thrift savings (401(k)), life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, long-term disability insurance, and a Company-sponsored pension plan. Effective with the spin-off of Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA) on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. Certain Company employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees; however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula.

Tax regulations adversely affect certain highly compensated employees by restricting their full participation in qualified pension and defined contribution (thrift) plans. In an effort to provide the same level of retirement benefit opportunity for all employees, the Company maintains a Supplemental Executive Retirement Plan (the “SERP”). The purpose of the SERP is to restore pension plan and thrift plan benefits which are not payable under such plans because of certain specified benefit and compensation limitations under tax regulations. The benefit to the Company of this arrangement is the retention and long-term service of employees who are otherwise unprotected by employment contracts. The SERP is unfunded and is subject to general credit of the Company. Other than the SERP, the Company does not offer a deferred compensation alternative to the NEOs. The Committee also provides to Mr. Jenkins a maximum of 50 flight hours each year in the continental United States on Company aircraft as part of his total compensation package. Mr. Jenkins utilized 44.5 hours of the 50 approved hours with an aggregate incremental cost to the Company of $140,327, as reported in the 2017 Summary Compensation Table. The Standard Industry Fare Level rate was used to determine the income reportable to Mr. Jenkins for these trips, and the Company has not provided any tax gross-up or other tax assistance with respect to the income recognized for use of the Company aircraft.

40 |	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

ACTIONS RELATED TO 2018 COMPENSATION

At its meeting on February 6, 2018, the Committee met to discuss executive compensation issues reflecting the Company’s 2017 performance results and executive pay matters for fiscal year 2018. The Committee reviewed and analyzed the Murphy executive compensation program as well as considered the past year’s performance and proper positioning of compensation opportunities for fiscal year 2018. Key decisions and actions related to 2018 executive compensation reached by the Committee include:

Modest Adjustments to Base Salaries

For fiscal year 2018, the Committee approved minimal adjustments to the base salaries for the NEOs effective as of February 1, 2018. Messrs. Jenkins, Coleman and McFadyen each received 2.5% adjustments, Mr. Compton received a 5.0% adjustment to bring his base salary closer to the midpoint of the Company’s peer group. Additionally, Mr. Eckart received a 10.0% adjustment effective as of January 1, 2018 due to the Company’s phased approach to bring his base salary closer to the midpoint of the Company’s peer group based on data provided by Pay Governance.

Exercise Negative Discretion with Respect to 2017 Annual Incentives

The Committee exercised its negative discretion in adjusting annual cash payments under the AIP for NEOs for 2017 bonuses, which were payable in the first quarter of 2018. These downward adjustments included an across-the-board cut by 12% to 20% for all earned awards to the NEOs bringing NEO payouts to a level commensurate with those of other plan participants, even though the Company met or exceeded four of the six 2017 operational, safety and strategic performance goals. In aggregate, the Company paid total bonus awards for all employees, including the NEOs and other AIP participants, equal to approximately $31,250,000.

Change in Performance Metrics with Respect to 2018 Annual Incentives

The Committee modified the metrics in the 2018 Annual Incentive performance metrics to increase the profile for the role of capital efficiency and financial discipline. The performance metrics and weightings for 2018 are shown below:

2018 AIP Metrics and Weighting
Metric	Weighting
Total Recordable Incident Rate	7.50%
Spill Rate	7.50%
LOE/BOE	20.00%
Reserves Replacement	20.00%
Production Target (BOEPD)	20.00%
EBITDA/Average Capital Employed	25.00%
Total	100.00%

Granted 2018 Long-Term Incentives at Target Levels

Based upon an analysis of competitive market data provided by Pay Governance, the recent grant practices of Murphy’s peer companies in the most recent market environment, and the performance of the Company’s top management during 2017, the Committee awarded long-term incentive grants equal to approximately 100% of the target award opportunities for each NEO based upon the 50th percentile competitive market practice. Long-term incentive grants for each NEO were awarded 75% in the value of PSUs and 25% in the value of RSUs. In light of a shift in the peer group compensation practices and due to provisions contained within the 2012 LTI Plan, the Committee ceased the inclusion of stock options as a part of the 2018 long-term incentive compensation mix. It is the judgment of the Committee that these long-term grants are fully competitive with current market competitive practices while serving as the proper alignment of management’s long-term interests with Murphy stockholder interests. This also represented a return to the Company’s target market positioning for long-term incentive awards after grants in the previous year were made below the 50th percentile based on the Committee’s view of appropriate grant levels at that time.

Murphy Oil Corporation |	41

Compensation Discussion and Analysis (continued)

Target versus Realizable Compensation Chart—CEO Compensation

The “Target” bars represent Mr. Jenkins’ base salary, target AIP opportunity and the grant-date fair value of his long-term incentive awards for 2015, 2016 and 2017. The “Realizable” bars represent each year’s base salary paid, AIP earned and not paid until the following year, and the value of those long-term incentive awards as of December 31, 2017.

42 |	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

Neal E. Schmale (Chair)

T. Jay Collins

Walentin Mirosh

Jeffrey W. Nolan

Murphy Oil Corporation |	43

Executive Compensation

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers serving at the end of the last completed fiscal year is set forth in the following tables:

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Roger W. Jenkins	2017	1,300,015	—	6,199,020	1,281,560	2,159,703	1,830,640	219,137	12,990,075
President and Chief Executive Officer	2016	1,300,013	—	2,410,310	1,106,600	1,950,000	1,501,179	233,645	8,501,747
	2015	1,300,000	—	7,192,723	2,413,400	1,237,714	1,742,060	197,720	14,083,617

John W. Eckart	2017	562,227	—	1,261,320	262,680	646,905	950,295	34,543	3,717,970
Executive Vice President and Chief Financial Officer	2016	515,011	—	442,990	206,230	486,000	547,018	31,800	2,229,049
	2015	506,333	—	1,323,437	449,770	289,922	52,062	31,280	2,652,804

Eugene T. Coleman(5)	2017	574,888	—	1,619,005	334,320	583,652	597,614	35,303	3,744,782
Executive Vice President	2016	562,011	—	1,220,090	286,710	492,000	381,326	34,620	2,976,757

Michael K. McFadyen(5)(6)	2017	461,334	100,000	1,619,005	334,320	425,789	546,530	28,766	3,515,744
Executive Vice President	2016	422,289	100,000	1,220,090	286,710	369,451	318,445	26,354	2,743,339

Walter K. Compton	2017	555,884	—	1,207,530	246,760	444,646	897,450	34,163	3,386,433
Executive Vice President and General Counsel	2016	541,006	—	475,550	216,290	391,000	508,648	33,360	2,165,854
	2015	541,000	—	1,419,360	471,710	248,001	(25,556)	33,360	2,687,875

(1)	The restricted stock unit awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the 2017 Form 10-K report. Performance-based restricted stock unit awards are subject to performance-based conditions and are forfeited if the grantee’s employment terminates for any reason other than retirement, death or full disability. The performance-based restricted stock unit awards vest three years from the date of grant if performance conditions are met. Time-based restricted stock unit awards vest three years from the date of grant and are forfeited if the grantee’s employment terminates for any reason other than retirement, death or full disability. There is no assurance that the value realized by the executive will be at or near the value included herein.
(2)	The stock option awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the 2017 Form 10-K report. Options granted generally vest in two equal installments on the second and third anniversaries of the grant date. The options are exercisable for a period of seven years from the date of grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value included herein.
(3)	Non-Equity Incentives were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported these incentives as a component of compensation expense in the year for which the award was earned.
(4)	The total amounts shown in this column for 2017 consist of the following:
Mr. Jenkins $78,000—Company contributions to defined contribution plans; $810—benefit attributable to Company-provided term life insurance policy;
$140,327—Company airplane usage based on aggregate incremental cost to the Company. The aggregate incremental cost to the Company for airplane usage is calculated by multiplying, for each trip, the statutory miles for each trip times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines.
Mr. Eckart: $33,733—Company contributions to defined contribution plans; $810—Benefit attributable to Company-provided term life insurance policy.
Mr. Coleman: $34,493—Company contributions to defined contribution plans; $810—Benefit attributable to Company-provided term life insurance policy.
Mr. McFadyen: $27,680—Company contributions to defined contribution plans; $1,086—Benefit attributable to Company-provided term life insurance policy (Mr. McFadyen’s benefits are a Canadian Dollar benefit converted to US Dollar).
Mr. Compton: $33,353—Company contributions to defined contribution plans; $810—Benefit attributable to Company-provided term life insurance policy.
(5)	Mr. Coleman and Mr. McFadyen were not Named Executive Officers in 2015.
(6)	The currency conversation factor for the Canadian dollar utilized in this table for Mr. McFadyen’s salary, non-equity incentive plan compensation is 0.7955 Canadian dollars to one U.S. dollar.

44 |	Murphy Oil Corporation

Executive Compensation (continued)

PAY RATIO

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2017:

•	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $115,353;

•	the annual total compensation of Chief Executive officer was $12,990,075; and

•	the ratio of these two amounts was 113 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our “Median Employee”

Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee”. We determined that, as of December 31, 2017, our employee population consisted of approximately 1,252 individuals.

To identify our “median employee” from our total employee population, we compared the amount of total taxable earnings reflected in each country’s payroll records, converted to US Dollars. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation.

Our Median Employee

Determination of Annual Total Compensation of our “Median Employee” and our CEO

Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2017 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2017 (as set forth in the above 2017 Summary Compensation Table).

Our CEO’s annual total compensation for 2017 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2017 Summary Compensation Table, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our “median employee”.

Murphy Oil Corporation |	45

Executive Compensation (continued)

2017 GRANTS OF PLAN-BASED AWARDS TABLE

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger W.		1,096,888	1,755,020	4,000,000	—	—	—	—	—	—	—	—
Jenkins	1/31/2017	—	—	—	75,500	151,000	226,500	—	—	—	—	4,061,145
	1/31/2017	—	—	—	—	—	—	75,000	—	—	—	2,137,875
	1/31/2017	—	—	—	—	—	—	—	161,000	28.505	28.910	1,281,560
John W.		298,683	477,893	1,194,733	—	—	—	—	—	—	—	—
Eckart	1/31/2017	—	—	—	15,500	31,000	46,500	—	—	—	—	833,745
	1/31/2017	—	—	—	—	—	—	15,000	—	—	—	427,575
	1/31/2017	—	—	—	—	—	—	—	33,000	28.505	28.910	262,680
Eugene T.		269,479	431,166	1,077,915	—	—	—	—	—	—	—	—
Coleman	1/31/2017	—	—	—	19,500	39,000	58,500	—	—	—	—	1,048,905
	1/31/2017	—	—	—	—	—	—	20,000	—	—	—	570,100
	1/31/2017	—	—	—	—	—	—	—	42,000	28.505	28.910	334,320
Michael K.		216,251	346,001	865,003	—	—	—	—	—	—	—	—
McFadyen	1/31/2017	—	—	—	19,500	39,000	58,500	—	—	—	—	1,048,905
	1/31/2017	—	—	—	—	—	—	20,000	—	—	—	570,100
	1/31/2017	—	—	—	—	—	—	—	42,000	28.505	28.910	334,320
Walter K.		225,828	361,324	903,310	—	—	—	—	—	—	—	—
Compton	1/31/2017	—	—	—	14,500	29,000	43,500	—	—	—	—	779,955
	1/31/2017	—	—	—	—	—	—	15,000	—	—	—	427,575
	1/31/2017	—	—	—	—	—	—	—	31,000	28.505	28.910	246,760
(1)	The exercise price of options is determined using the average of the high and low of the stock price on the date of grant.
(2)	The grant date fair value of the Company’s performance-based restricted stock units is determined using a Monte-Carlo valuation model, as further described in Note J to the consolidated financial statements included in the Form 10-K report.

46 |	Murphy Oil Corporation

Executive Compensation (continued)

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (#)(1)	Number of Securities Underlying Unexercised Unexercisable Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Roger W. Jenkins	71,955		58.8392	2/1/2018
	71,955		51.6305	1/31/2019
	55,350		39.0244	6/20/2019
	129,519		54.2141	2/5/2020
	96,785		62.9765	8/7/2020
	120,000		55.8200	2/4/2021
	110,000	110,000	49.6500	2/3/2022
		220,000	17.5650	2/2/2023
		161,000	28.5050	1/31/2024
John W. Eckart	30,443		58.8392	2/1/2018
	38,745		51.6305	1/31/2019
	43,394		54.2141	2/5/2020
	15,000		55.8200	2/4/2021
	20,500	20,500	49.6500	2/3/2022
		41,000	17.5650	2/2/2023
		33,000	28.5050	1/31/2024
Eugene T. Coleman	38,745		58.8392	2/1/2018
	44,280		51.6305	1/31/2019
	62,546		54.2141	2/5/2020
	25,000		55.8200	2/4/2021
	28,500	28,500	49.6500	2/3/2022
		57,000	17.5650	2/2/2023
		42,000	28.5050	1/31/2024
Michael K. McFadyen	27,675		58.8392	2/1/2018
	44,280		51.6305	1/31/2019
	62,546		54.2141	2/5/2020
	23,000		55.8200	2/4/2021
	25,000	25,000	49.6500	2/3/2022
		57,000	17.5650	2/2/2023
		42,000	28.5050	1/31/2024
Walter K. Compton	27,675		58.8392	2/1/2018
	33,210		51.6305	1/31/2019
	47,048		54.2141	2/5/2020
	23,000		55.8200	2/4/2021
	21,500	21,500	49.6500	2/3/2022
		43,000	17.5650	2/2/2023
		31,000	28.5050	1/31/2024

Murphy Oil Corporation |	47

Executive Compensation (continued)

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (CONTINUED)

	Stock Awards
Name	Number of Shares or Units of Stocks That Have Not Vested (#)(2)	Market Value of Shares or Units of Stocks That Have Not Vested ($)(3)(4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(3)(4)(5)
Roger W. Jenkins	126,022	3,923,067	272,890	8,495,077
John W. Eckart	23,076	718,368	50,632	1,576,184
Eugene T. Coleman	36,500	1,136,231	93,872	2,922,243
Michael K. McFadyen	34,670	1,079,266	90,928	2,830,593
Walter K. Compton	24,851	773,596	53,920	1,678,520
(1)	Stock options are 50% vested after two years and 100% vested after three years.
(2)	Includes accrued in-kind dividend equivalents on performance-based restricted stock units.
(3)	Performance-based restricted stock units vest if the Company achieves specific performance objectives at the end of the three-year performance period.
(4)	Generally, time-based restricted stock units vest on the third anniversary of the date of grant.
(5)	Value was determined based on a December 31, 2017 closing stock price of $31.05 per share.

2017 OPTION EXERCISES AND STOCK VESTED TABLE

The table below shows the number of shares of the Company’s common stock acquired during 2017 upon the vesting of stock awards granted to the named executive officers in previous years. During 2017, no stock options were exercised by the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Roger W. Jenkins	103,597	2,992,460
John W. Eckart	12,390	357,558
Eugene T. Coleman	21,023	606,926
Michael K. McFadyen	20,143	581,842
Walter K. Compton	20,143	581,842
(1)	The dollar amounts shown in this column are determined by multiplying the number of shares of common stock underlying vested stock awards by the per share market price (average high and low price) of the Company’s common stock on the vesting date.

48 |	Murphy Oil Corporation

Executive Compensation (continued)

2017 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Roger W. Jenkins	Retirement Plan of Murphy Oil Corporation	16.210	748,792	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	16.210	8,886,385	—
John W. Eckart	Retirement Plan of Murphy Oil Corporation	27.250	1,403,804	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	27.250	3,705,389	—
Eugene T. Coleman	Retirement Plan of Murphy Oil Corporation	16.167	827,804	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	16.167	2,704,225	—
Michael K. McFadyen	Retirement Plan of Murphy Oil Company Ltd.	9.200	245,412	—
	Murphy Oil Company Ltd. Supplemental Executive Retirement Plan	9.200	2,366,294	—
	Retirement Plan of Murphy Oil Corporation	5.950	187,900	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	5.950	63,356	—
Walter K. Compton	Retirement Plan of Murphy Oil Corporation	30.000	1,389,167	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	30.000	4,136,343	—

The purpose of the Retirement Plan of Murphy Oil Corporation, a tax-qualified defined benefit retirement plan, is to provide retirement and incidental benefits for all employees who complete a period of faithful service. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be paid because of certain specified benefit and compensation limitations under the tax-qualified retirement plan. The pension formula used to calculate benefits is: 1.6% times final average pay (FAP) times years of benefit service minus 1.5% times primary social security benefit times years of benefit service (to a maximum of 33 1/3 years).

The FAP used in calculating benefits under the plans is the average cash compensation (salary and annual incentive bonus) over the highest paid 36-month period during the employee’s last ten years of employment. Distribution elections for the qualified plan are made upon retirement. Benefits shown are computed on a single life annuity basis and are subject to a deduction for social security amounts. The pension benefits shown neither reflect any reductions in retirement benefits that would result from the selection of one of the plan’s various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. For this purpose, Mr. Jenkins’ average compensation was $3,095,914; Mr. Eckart’s $894,171; Mr. Coleman’s $1,043,287; Mr. McFadyen’s $1,130,127 (Under the retirement plan for Murphy Oil Company Ltd., the average final pay of C$1,063,800 was converted to US$845,902 using a currency conversion factor of 0.7955 Canadian dollars to U.S. dollar) and Mr. Compton’s $989,747.

The estimated credited years of service used are as indicated in the table.

Effective with the spin-off of Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA), on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. All current NEOs continue to accrue benefits in this plan, however, certain Murphy employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees; however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula.

The following assumptions were used in determining the present value amounts at December 31, 2017.

•	Discount Rate—3.70%

•	Mortality Table—MRP-2016 (RP-2014 no-collar annuitant table, adjusted to remove post-2006 projection factors, then projected generationally using the MMP-2016 projection scale as developed by Mercer).

Murphy Oil Corporation |	49

Executive Compensation (continued)

2017 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Roger W. Jenkins	138,000	61,800	222,438	—	1,647,087
John W. Eckart	38,221	17,533	48,456	—	541,350
Eugene T. Coleman	68,232	18,293	77,077	—	860,662
Michael K. McFadyen	—	—	638	—	8,409
Walter K. Compton	26,470	17,153	68,979	—	530,969
(1)	The executive contributions in the last fiscal year have been included in the “Salary” column for the Named Executive Officer in the 2017 Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in “All Other Compensation” column for the Named Executive Officer in the 2017 Summary Compensation Table.
(3)	The unfunded SERP provides the same investment options available under the qualified 401(k) savings plan. The “Aggregate Earnings” column reflects the different investment returns based upon the Named Executive Officer’s investment selection.

The purpose of the Thrift Plan for Employees of Murphy Oil Corporation, a tax-qualified defined contribution retirement plan, is to provide retirement and incidental benefits for all employees who participate in the Plan. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be invested because of certain specified benefit and compensation limitations under the tax-qualified Thrift/401(k) Plan. The employees are immediately vested in all employee and Company matching contributions. The Company matching contributions are limited to dollar for dollar on the first 6%. All employees are allowed to contribute on a pre-tax basis up to 25% of their eligible pay. The table above represents amounts deferred under the SERP for 2017.

2017 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

In connection with his appointment to President and CEO in 2013, Mr. Jenkins has a Severance Protection Agreement which provides for the payment of severance benefits in a lump sum equal to three times the sum of Mr. Jenkins’ base salary and his average annual bonus over the prior three fiscal years. The Agreement also contains customary restrictive covenants applicable during the twelve-month period following termination under the Agreement. The Company has no other employment, change in control or termination agreements with its NEOs. However, upon a change in control, as defined in the 2012 LTI Plan, all outstanding equity awards granted under such plans will vest, become immediately exercisable or payable or have all restrictions lifted which apply to the type of award. The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to NEOs upon termination or a change in control. NEOs are specifically excluded from normal severance benefits offered to other employees; however, the Company has, from time-to-time, paid termination benefits to executive-level positions upon an end in service. Decisions by the Company whether to pay termination benefits, and, if so, in what amounts, are determined on a case-by-case basis.

50 |	Murphy Oil Corporation

Executive Compensation (continued)

The following table presents estimated amounts that would have been payable to the applicable Named Executive Officer if the described event had occurred on December 31, 2017:

Name	Category	Normal Termination ($)	Change of Control ($)
Roger W. Jenkins	Severance	—	9,247,417
	Non-equity compensation(1)	2,159,703	2,159,703
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	3,029,292	8,527,287
	Time-Based Restricted Stock Units	1,958,208	2,445,858
	Stock Options	1,525,139	1,995,243
	Retirement Plan(3)	793,425	793,425

	Total	9,465,767	25,168,932
John W. Eckart	Non-equity compensation(1)	646,905	646,905
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	605,564	1,705,006
	Time-Based Restricted Stock Units	360,014	473,989
	Stock Options	284,230	380,587
	Retirement Plan(3)	377,122	377,122

	Total	2,273,836	3,583,609
Eugene T. Coleman	Non-equity compensation(1)	583,652	583,652
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	787,461	2,200,148
	Time-Based Restricted Stock Units	809,256	1,214,406
	Stock Options	395,150	517,785
	Retirement Plan(3)	262,617	262,617

	Total	2,838,135	4,778,608
Michael K. McFadyen	Non-equity compensation(1)	425,789	425,789
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	787,461	2,200,148
	Time-Based Restricted Stock Units	809,256	1,214,406
	Stock Options	395,150	517,785
	Retirement Plan(3)	—	—

	Total	2,417,656	4,358,129
Walter K. Compton	Non-equity compensation(1)	444,646	444,646
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	589,016	1,653,539
	Time-Based Restricted Stock Units	387,099	486,647
	Stock Options	298,095	388,612
	Retirement Plan(3)	460,451	460,451

	Total	2,179,307	3,433,895
(1)	Non-equity compensation is calculated under the terms of the 2017 Plan.
(2)	In the event of a change of control, all unvested outstanding equity awards will vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the expiration date of the award or two years from date of termination.
(3)	Named Executive Officers may receive benefits under the Company’s defined benefit pension plan upon retirement, depending on date of hire, age and years of service at termination. The Pension Benefits Table reports the present value of each Named Executive Officer’s accumulated benefit at December 31, 2017 unadjusted for retirement earlier than age 62, and such benefits are not accelerated or otherwise enhanced in connection with any termination scenario. Messrs. Coleman, Compton, Eckart and Jenkins would have been eligible to receive retirement benefits following a termination of employment by reason of retirement on December 31, 2017. Monthly pension benefits are payable in one of the following options: 50% Joint and Survivor; 75% Joint and Survivor; 100% Joint and Survivor; and 10 Years Certain. For purposes of this table, the annual payment of the monthly pension benefits is shown.

Murphy Oil Corporation |	51

Executive Compensation (continued)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)(3)(4)
Equity compensation plans approved by stockholders	4,901,269	$45.74	2,929,673
(1)	Amounts in this column do not take into account outstanding restricted stock units.
(2)	Number of shares available for issuance includes 2,641,358 available shares under the 2012 LTI Plan and 288,315 available shares under the 2013 Stock Plan for Non-Employee Directors. Assumes each restricted stock unit is equivalent to one share.
(3)	The 2013 Stock Plan for Non-Employee Directors was equitably adjusted by a ratio of 1.1070 on September 6, 2013 to reflect the spin-off of Murphy USA Inc. The balance reflects the previous omission of the 53,500 shares added to this plan following the adjustment.
(4)	Does not include 260,289 shares which were retired due to the expiration of the Employee Stock Purchase Plan on June 30, 2017.

52 |	Murphy Oil Corporation

Audit Committee Report

In connection with the Company’s December 31, 2017 consolidated financial statements, the Audit Committee (the “Committee”) reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (United States) and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Audit Committee also reviewed written independence disclosures from KPMG LLP as required under applicable standards regarding such independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence with the accountant. The Committee met six times during 2017. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016

Audit fees	$3,394,858	$3,993,728

Audit-related fees(1)	684,238	169,000

Audit and audit-related fees	4,079,096	4,162,728

Tax fees(2)	95,000	95,065

All other fees	—	—

Total fees	$4,174,096	$4,257,793
(1)	Audit-related fees consisted principally of fees for services in connection with documents filed with the SEC, audits of financial statements for foreign employee benefit plans, and consultations concerning financial accounting and reporting standards, including the adoption of new accounting standards.
(2)	Tax fees consisted of services for income tax consultation and tax compliance services.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2017.

AUDIT COMMITTEE

R. Madison Murphy (Chairman)

Lawrence R. Dickerson

Neal E. Schmale

Laura A. Sugg

Murphy Oil Corporation |	53

Proposal 5—Approval of Appointment of Independent Registered Public Accounting Firm

The Board desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2018. KPMG LLP has been serving the Company and its subsidiaries in this role for many years. KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so. The Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditors is in the best interests of the Company and its stockholders.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for the audit fee negotiations with KPMG LLP and pre-approves any engagement of KPMG LLP. Under Murphy’s policy for pre-approval of audit and permitted non-audit services by KPMG LLP, the Audit Committee has delegated the right to pre-approve services between meeting dates to one or more members of the Audit Committee, provided that decisions of such members to grant pre-approvals is presented at the next scheduled meeting of the Audit Committee. The Audit Committee evaluates all services, including those engagements related to tax and internal control over financial reporting, considering the nature of such services in light of auditor independence, in accordance with the rules of the PCAOB. In the fiscal year 2017, the percentage of services designated for audit fees, audit-related fees, tax fees, and all other fees that were approved by the Audit Committee were 82%, 16%, 2%, and 0%, respectively.

Our Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but it is not bound by the stockholders’ vote. Even if the selection of KPMG LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

54 |	Murphy Oil Corporation

General Information About the Annual Meeting

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, stockholder proposals for the 2019 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 23, 2018, for inclusion in the proxy materials.

A stockholder may wish to have a proposal presented at the Annual Meeting of Stockholders in 2019, but not for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2019 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 9, 2019, and no later than February 8, 2019.

PROXY ACCESS STOCKHOLDER DIRECTOR NOMINATIONS

The Company’s by-laws include a proxy access provision. Under the by-laws, stockholders who meet the requirements set forth in the by-laws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2019 Annual Meeting of Stockholders must be received by the Company at its principal executive office no earlier than October 24, 2018 and no later than November 23, 2018, and must meet all the requirements set forth in the by-laws.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2018 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2018. This Proxy Statement and Murphy Oil Corporation’s Annual Report to Stockholders and Form 10-K for fiscal year 2017 are available electronically at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and distributing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances, one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:

E. Ted Botner

Vice President, Law and Corporate Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

E. Ted Botner

Vice President, Law and Corporate Secretary

El Dorado, Arkansas

March 23, 2018

VOTE in one of the following ways:

Murphy Oil Corporation |	55

Exhibit A—Murphy Oil Corporation 2018 Stock Plan for Non-employee Directors

I. PLAN PURPOSE.

The purpose of the 2018 Stock Plan for Non-Employee Directors (the “Plan”) is to advance the interests of Murphy Oil Corporation by enhancing the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions.

II. DEFINITIONS.

For purposes of the Plan, the following terms shall be defined as set forth below:

(1) “Board” means the Board of Directors of the Company.

(2) “Change in Control” means a transaction or event that qualifies as a “change in control event” within the meaning of Section 409A.

(3) “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

(4) “Committee” means the Committee referred to in Section III which has been designated by the Board to administer the Plan.

(5) “Common Stock” or “Common Share” means the Common Stock of the Company, with a par value of $1.00 per share.

(6) “Company” means Murphy Oil Corporation and any successor organization.

(7) “Disability” means a physical or mental condition that prevents the Participant from performing his duties as a member of the Board for a period expected to exceed six consecutive months.

(8) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(9) “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

(10) “Non-Employee Director” means a person who, as of any applicable date, is a member of the Board and is not an employee of the Company or any of its Subsidiaries.

(11) “Non-Qualified Stock Option” means a Stock Option granted under Section VI which is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

(12) “Option Price” means the price specified in Section VI.

(13) “Participant” means the recipient of a Stock Option, Restricted Stock Award, or Restricted Stock Unit Award granted under the Plan.

(14) “Person” means an individual, corporation, partnership, association, trust, or any other entity or organization.

(15) “Restricted Period” means the period designated by the Committee during which Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered and during which such stock or unit is subject to forfeiture.

(16) “Restricted Stock” means those shares of Common Stock issued pursuant to a Restricted Stock Award, which are subject to the restrictions, terms, and conditions specified by the Committee pursuant to Section VII.

(17) “Restricted Stock Award” means an award of restricted stock granted under Section VII.

(18) “Restricted Stock Unit” means a right granted under Section VII to receive a share of Common Stock or its equivalent value in cash, subject to such Restricted Period and/or performance conditions and/or settlement deferral periods as the Committee shall determine.

(19) “Restricted Stock Unit Award” means an award of restricted stock units granted under Section VII.

(20) “Retirement” means retirement from the Board in all events the earlier of reaching age 72 or at such time as agreed upon by the Committee.

56 |	Murphy Oil Corporation

Exhibit A—Murphy Oil Corporation 2018 Stock Plan for Non-employee Directors (continued)

(21) “Section 409A” means Section 409A of the Code.

(22) “Separation from Service” means a “separation from service” within the meaning of Section 409A.

(23) “Stock Option” or “Option” means any Non-Qualified Stock Option to purchase shares of Common Stock granted under Section VI below.

(24) “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

III. ADMINISTRATION

The Plan shall be administered by a Committee of the Board, designated by the Board and to be comprised of not less than two members of the Board. Each director, while serving as a member of the Committee, shall be considered to be acting in his capacity as a director of the Company. Members of the Committee shall be appointed from time to time for such terms as the Board shall determine, and may be removed by the Board at any time with or without cause. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to construe and interpret the Plan, to establish, amend, and rescind appropriate rules and regulations relating to the Plan, to determine the Persons to whom and the time or times at which to grant Stock Options, Restricted Stock Awards, and Restricted Stock Unit Awards thereunder, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Stock Options, Restricted Stock Awards, and Restricted Stock Units Awards granted thereunder, as it may deem necessary or advisable to carry out the provisions and intent of the Plan. All determinations of the Committee shall be by a majority of its members, and its determinations shall be binding, final and conclusive for all purposes and upon all Persons, including but without limitation, the Company, the Committee, the Board, the Participants, and their respective successors in interest.

IV. SHARES SUBJECT TO THE PLAN AND ANNUAL AWARD LIMIT.

Subject to any adjustment as provided in Section XI, an aggregate of 500,000 shares of Common Stock shall be available for issuance of grants under the Plan. In no event shall any individual Participant receive grants under the Plan in any calendar year with respect to Common Stock having an aggregate Fair Market Value (or in the case of Stock Options, the grant date value of such Stock Options as determined by the Committee) in excess of $750,000, as calculated at the time of grant. The shares of Common Stock deliverable upon the exercise of Stock Options or the award or settlement of Restricted Stock or Restricted Stock Units may be made available from authorized but unissued Common Shares or Common Shares reacquired by the Company, including Common Shares purchased in the open market. If any grants under the Plan shall be cancelled, forfeited, expire or terminate for any reason without Common Shares having been delivered, the Common Shares subject to, but not delivered under, such grants may again become available for the grant of other Stock Options, Restricted Stock, or Restricted Stock Units under the Plan. No Common Shares deliverable to the Company in full or partial payment of the purchase price payable pursuant to Section VI of the Plan shall become available for the grant of other Stock Options, Restricted Stock, or Restricted Stock Units under the Plan.

V. ELIGIBILITY.

Only Non-Employee Directors are eligible to be granted Stock Options, Restricted Stock, or Restricted Stock Units under the Plan.

Murphy Oil Corporation |	57

Exhibit A—Murphy Oil Corporation 2018 Stock Plan for Non-employee Directors (continued)

VI. STOCK OPTIONS.

Each Stock Option granted under this Plan shall be evidenced by a written agreement which shall comply with and be subject to the following terms and conditions.

(1) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom Stock Options may be granted, the number of shares to be covered by each Stock Option, and the conditions and limitations, if any, in addition to those set forth in this Section VI, applicable to such Stock Options. Each such grant shall be confirmed by a written agreement executed by the Company and the Participant, which agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such grant. Unless otherwise determined by the Committee, each grant agreement shall provide that the Stock Option is not transferable by the Participant otherwise than by will or by the laws of descent and distribution, and is exercisable, during the Participant’s lifetime, only by such Participant.

(2) Grant Price. The Committee shall establish the grant price at the time each Stock Option is granted, which price shall not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant.

(3) Exercisability and Term. Each Stock Option granted under the Plan will become exercisable and mature in three equal annual installments commencing on the first anniversary of the date of grant and annually thereafter. Each Stock Option granted under the Plan shall expire seven years from the date of grant, except as otherwise set forth in Section IX of the Plan.

(4) Payment Upon Exercise. Stock Options may be exercised only upon payment to the Company in full of the grant price of the Common Shares to be delivered. Such payment shall be made in cash or in Common Stock, or in a combination of cash and Common Stock, or such other considerations as shall be approved by the Committee. The sum of the cash and the Fair Market Value of such Common Stock or other consideration shall be at least equal to the aggregate grant price of the Common Shares to be delivered.

VII. RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNITS.

(1) Grant of Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. Restricted Stock is an award or issuance of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service and/or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are awards denominated in units of Common Shares under which the issuance of shares is subject to such conditions (including continued service and/or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by a written agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(2) Contents of Agreement. Each agreement shall contain provisions regarding (a) the number of Common Shares or Restricted Stock Units subject to such award or a formula for determining such number, (b) the purchase price of the Common Shares, if any, and the means of payment, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable, and/or vested, (d) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (e) the term of the applicable performance period, if any, during which the performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (f) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(3) Vesting and Performance Criteria. The grant, issuance, retention, vesting, and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include performance measures. The grant, issuance, retention, vesting and/or settlement of Common Shares under any such award that is based on performance measures and level of achievement versus such criteria will be subject to a performance period of not less than six months.

58 |	Murphy Oil Corporation

Exhibit A—Murphy Oil Corporation 2018 Stock Plan for Non-employee Directors (continued)

(4) Voting Rights. Unless otherwise determined by the Committee at the time of grant, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(5) Dividends. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless otherwise determined by the Committee at the time of grant. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Common Shares underlying Restricted Stock Units shall be entitled to dividend equivalents only to the extent, and in the form, provided by the Committee in the applicable award agreement or otherwise. In no event will dividends or dividend equivalents be paid on awards that remain subject to performance measures unless and until the underlying performance measures are met.

(6) Deferral of Restricted Stock Units. Subject to the requirements of paragraph 3, the Committee may provide for the ability of directors to elect to defer the settlement of, or may mandate the deferred settlement of, Restricted Stock Units such that receipt of the shares of Common Stock otherwise issuable upon vesting of the Restricted Stock Units shall be deferred to such time as may be elected by such director or determined by the Committee (“Deferred Units”).

VIII. CHANGE IN CONTROL.

Upon the occurrence of a Change in Control, all outstanding Stock Options, Restricted Stock Awards, and Restricted Stock Unit Awards granted to Participants shall become immediately vested, exercisable and nonforfeitable, and shall remain vested, exercisable and nonforfeitable during their remaining terms.

IX. STOCK OPTIONS IN THE EVENT OF TERMINATION.

Unless otherwise determined by the Committee, the following shall apply to Stock Option grants under Section VI of the Plan.

(1) Termination of Board Membership Because of Retirement or Disability. If a Participant’s membership on the Board terminates because of Retirement or Disability, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the later of (A) one year after the date of grant of such Stock Option or (B) the date of termination of Board membership due to Retirement or Disability; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of termination of Board membership due to Retirement or Disability.

(2) Termination of Board Membership Because of Death. If a Participant’s membership on the Board terminates because of death, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the date of death; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of death.

(3) Death After Termination of Board Membership Because of Retirement or Disability. If a Participant dies after the Participant’s membership on the Board has terminated because of Retirement or Disability, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the date of death; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of termination of Board membership due to Retirement or Disability.

(4) Termination of Board Membership for Reasons other than Retirement, Disability, Death or a Change in Control. If a Participant’s membership on the Board terminates for any reason other than Retirement, Disability, death or a Change in Control, the Stock Options held by such Participant, to the extent not previously vested, shall be forfeited at the time of such termination of Board membership.

X. RESTRICTED STOCK AND RESTRICTED STOCK UNITS IN THE EVENT OF TERMINATION.

(1) Termination of Board Membership because of Retirement, Disability or Death. If a Participant’s membership on the Board terminates because of Retirement, Disability or death, the restrictions shall be lifted on all Restricted Stock and Restricted Stock Units held by the Participant; provided that the settlement of any vested Deferred Units shall remain subject to the terms of the underlying award agreement and any applicable deferral election form.

Murphy Oil Corporation |	59

Exhibit A—Murphy Oil Corporation 2018 Stock Plan for Non-employee Directors (continued)

(2) Termination of Board Membership for Reasons other than Retirement, Disability or Death. If a Participant’s membership on the Board terminates for any reason other than Retirement, Disability or death, the Restricted Stock and Restricted Stock Units held by such Participant, to the extent not previously vested, shall be forfeited at the time of such termination of Board membership; provided that any vested Deferred Units shall not be forfeited but shall settle in accordance with the terms of the underlying award agreement and any applicable deferral election form.

XI. ADJUSTMENTS UPON CHANGES IN COMMON STOCK.

If there shall be any change in the Common Stock subject to the Plan or to any Stock Option, Restricted Stock, or Restricted Stock Unit granted thereunder through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock, or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares or other securities or property subject to the Plan, and the number and kind of shares or other securities or property subject to outstanding and to subsequent Stock Option, Restricted Stock, or Restricted Stock Unit grants and in the purchase price of outstanding Stock Options to reflect such changes.

XII. PLAN AMENDMENTS AND TERMINATION.

The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under a Stock Option, Restricted Stock, or Restricted Stock Unit theretofore granted, without the Participant’s consent, or which would cause the Plan not to continue to comply with Rule 16b-3 under the Exchange Act, or any successor to such Rule. Notwithstanding the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

XIII. LIMITATION.

Unless otherwise stated herein, the following limitations shall be applicable to Participants and their rights as stockholders.

(1) No Right to Continue as a Director. Neither the Plan, nor the granting of a Stock Option, Restricted Stock, or Restricted Stock Unit award nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as a Non-Employee Director for any period of time, or at any particular rate of compensation.

(2) No Stockholders’ Rights for Stock Options. A Participant granted a Stock Option hereunder shall have no rights as a stockholder with respect to the Common Shares covered by Stock Options granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

XIV. NOTICE.

Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

XV. GENERAL PROVISIONS.

The following general provisions are applicable to the Plan.

(1) The Committee may require each Person purchasing Common Shares pursuant to a Stock Option or receiving Common Stock pursuant a grant of Restricted Stock or Restricted Stock Units to represent to and agree with the Company in writing that such Person is acquiring the Common Shares without a view to distribution thereof. The certificates for such Common Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

60 |	Murphy Oil Corporation

Exhibit A—Murphy Oil Corporation 2018 Stock Plan for Non-employee Directors (continued)

(2) Other than as provided for in Sections XI and XII hereof, the exercise price of a Stock Option may not be reduced without stockholder approval (including canceling previously awarded Stock Options and regranting them with a lower exercise price).

(3) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(4) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to a Stock Option, Restricted Stock Award, or Restricted Stock Unit Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount. Subject to the consent of the Committee and to such limitations as the Committee may impose, withholding obligations may be settled with Common Stock, including Common Stock that is part of the grant that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(5) The Board intends that, except as may be otherwise determined by the Committee, any awards under the Plan satisfy the requirements of Section 409A to avoid the imposition of any taxes, including additional income taxes, thereunder. If the Committee determines that an award agreement, payment distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to Section 409A unless the Committee expressly determines otherwise, such award, agreement, payment distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provision of the Plan and/or award agreement will be deemed modified, or, if necessary, rescinded in order to comply with the requirements of Section 409A. In the case of any award which is to be paid out when vested, such payment shall be made as soon as administratively feasible after the award became vested, but in no event shall such payment be made later than 2 1/2 months after the end of the calendar year in which the award became vested unless otherwise permitted under the exemption provisions of Section 409A.

(6) Agreements with respect to awards pursuant to the Plan may contain, in addition to terms and conditions prescribed in the Plan, such other terms and conditions as the Committee may deem appropriate provided such terms and conditions are not inconsistent with the provisions of the Plan.

(7) It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, and any successor rule thereto.

(8) In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(9) The Plan and all awards made and actions taken thereunder shall be governed by the laws of the State of Arkansas, without regard to the conflict of law provisions of any state, and shall be construed accordingly.

XVI. EFFECTIVE DATE AND TERMINATION OF PLAN.

The Plan shall become effective immediately following approval by the stockholders of the Company at the 2018 Annual Meeting of Stockholders. The Plan shall terminate on the fifth anniversary of the date of the Plan’s approval by stockholders.

Murphy Oil Corporation |	61

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

SECTION 1. PURPOSE.

The purpose of the Murphy Oil Corporation 2018 Long-Term Incentive plan (the “Plan”) is to foster and promote the long-term financial success of the Company and materially increase stockholder value by (a) motivating superior performance by means of long-term performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest, and performance are required for the successful and sustained operations of the Company.

SECTION 2. DEFINITIONS.

Unless the context otherwise indicates, the following definitions shall be applicable for the purpose of the Plan:

“Agreement” shall mean a written agreement setting forth the terms of an Award.

“Award” shall mean any Option (which may be designated as a Nonqualified Stock Option or Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit (which may be paid in either stock or cash), Performance Share, Dividend Equivalent, or Other Stock-Based Incentive Award, in each case granted under this Plan.

“Beneficiary” shall mean the person, persons, trust, or trusts designated by an Employee or if no designation has been made, the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of a Participant’s death.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 14 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time; references to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Executive Compensation Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions. The Committee shall be constituted to comply with the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act or such rule or regulation or any successors thereto which, in each case, are in effect from time to time.

“Common Stock” shall mean the Common Stock of the Company, $1.00 par value.

“Company” shall mean Murphy Oil Corporation, a Delaware corporation.

“Corporate Transaction” shall have the meaning set forth in Section 15 hereof.

“Dividend Equivalent” shall mean a right, granted under Section 11 hereof, to receive or accrue, to the extent provided under the respective Award, payments equal to the dividends or property on a specified number of shares.

“Effective Date” shall have the meaning set forth in Section 4 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Employee” shall mean any person employed by the Company on a full-time salaried basis or by a Subsidiary or affiliate of the Company that does not have in effect for its personnel any plan similar to the Plan, including officers and employee directors thereof.

“Fair Market Value” shall mean the average of the high and low prices of a Share as reported on the principal exchange on which the Shares are listed for the date on which the grant, exercise or other transaction occurs, as applicable, or if there were no such sales on such date, the most recent prior date on which there were sales; provided, however, that if the Shares are not listed on any exchange, Fair Market Value shall be determined by the Committee in good faith.

“Grant Date” shall mean the date on which an Award is granted.

“Grantee” shall mean a person who has been granted an Award.

“Incentive Stock Option” or “ISO” shall mean an Option that is intended by the Committee to meet the requirements of Section 422 of the Code or any successor provision.

62 |	Murphy Oil Corporation

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

“Nonqualified Stock Option” or “NQSO” shall mean an Option which does not qualify as an Incentive Stock Option.

“Normal Termination” shall mean a termination of employment (i) at normal retirement age as defined in the Retirement Plan of Murphy Oil Corporation, (ii) for total and permanent disability as defined in the Life Insurance Plan for Employees of Murphy Oil Corporation, or (iii) with Company approval, and without being terminated for cause.

“Option” shall mean a right, granted under Section 7 hereof, to purchase Common Stock at a price to be specified and upon terms to be designated by the Committee pursuant to this Plan. An Option shall be designated by the Committee as a Nonqualified Stock Option or an Incentive Stock Option at the time of grant.

“Option Price” shall mean the price at which a Share may be purchased by a Grantee pursuant to an Option as determined in accordance with Section 7(b) hereof.

“Option Term” shall mean the period beginning on the Grant Date of an Option and ending on the date such Option expires, terminates or is cancelled.

“Other Stock-Based Award” shall mean a right, granted under Section 12 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

“Participant” shall mean an Employee to whom an Award has been granted pursuant to the Plan.

“Performance Measure” shall mean the performance measures, if any, applicable to an award of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, as determined by the Committee pursuant to Sections 9(c) or 10(b).

“Performance Period” shall mean the time period during which the applicable performance goals must be met.

“Performance Share” and “Performance Unit” shall have the respective meanings set forth in Section 10 hereof.

“Personal Representative” shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant by legal proceeding or otherwise the right to receive the benefits specified in this Plan.

“Plan” shall have the meaning set forth in Section 1 hereof.

“Restricted Period” shall mean the period during which Shares of Restricted Stock or Restricted Stock Units are subject to forfeiture if the conditions set forth in the Agreement are not satisfied.

“Restricted Stock” shall mean those shares of Common Stock issued pursuant to a Restricted Stock Award which are subject to the restrictions, terms, and conditions specified by the Committee pursuant to Section 9 hereof.

“Restricted Stock Award” shall mean an award of Restricted Stock granted under Section 9 hereof.

“Restricted Stock Unit” shall mean a right, granted under Section 9 hereof, to receive a Share, subject to such Restricted Period and/or Performance Period as the Committee shall determine.

“Share” shall mean a share of Common Stock.

“Stock Appreciation Right” or “SAR” shall mean the right, granted under Section 8 hereof, of the holder thereof to receive, upon exercise thereof, payment of an amount determined by multiplying: (a) any increase in the Fair Market Value of a Share at the date of exercise over the price fixed by the Committee on the Grant Date (which shall not be less than the Fair Market Value of a Share on such Grant Date) by (b) the number of Shares with respect to which the SAR is exercised; provided, however, that at the time of grant, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR. The amount payable upon exercise may be paid in cash or other property, including without limitation, shares of Common Stock, or any combination thereof as determined by the Committee.

“Subsidiary” shall have the meaning set forth in Reg. §424-1(f)(2) under the Code.

Murphy Oil Corporation |	63

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

SECTION 3. ADMINISTRATION.

The Plan shall be administered by the Committee. In addition to any implied powers and duties that may be necessary or appropriate to carry out the provisions of the Plan, the Committee shall have all of the powers vested in it by the terms of the Plan, including exclusive authority to select the Employees to be granted Awards under the Plan, to determine the type, size, and terms of the Awards to be made to each Employee selected, to determine the time when Awards will be granted, and to prescribe the form of the Agreements embodying Awards made under the Plan. The Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to make any other determinations which it believes necessary or advisable for the administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding on all Participants and their Beneficiaries.

The Board may from time to time remove members from the Committee or add members thereto, and vacancies in the Committee, however caused, shall be filled by action of the Board. The Committee shall select one if its members as chairman and shall hold its meetings at such time and places as it may determine. The Committee may act only by a majority of its members. The members of the Committee may receive such compensation for their services on the Committee as the Board may determine. Any determination of the Committee may be made, without notice, by the written consent of the majority of the members of the Committee. In addition, the Committee may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.

SECTION 4. EFFECTIVE DATE AND TERMINATION OF THE PLAN.

The Plan was approved by the Board on February 7, 2018, effective as of May 9, 2018 (the “Effective Date”), subject to the approval by the Company’s stockholders on May 9, 2018. All Awards granted under this Plan are subject to, and may not be exercised or earned before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of the Plan, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Employees and the Company arising under Awards theretofore granted and then in effect.

SECTION 5. SHARES SUBJECT TO THE PLAN AND TO AWARDS.

(a) Aggregate Limits. The number of Shares issuable pursuant to all Awards over the life of this Plan is 6,750,000. Notwithstanding anything in the foregoing to the contrary, to better manage the burn rate, the annual number of Shares granted from that pool will not exceed one percent (1%) of the Shares issued and outstanding at the beginning of each fiscal year as reported in the Company’s financial statements. The number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 15 hereof. Shares issued pursuant to Awards granted under this Plan may be Shares that are authorized and unissued or Shares that were reacquired by the Company, including Shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares issued upon exercise or settlement of an Award under this Plan. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued under the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. The number of Shares that may be granted as full value awards (Awards other than Options and SARs) shall not exceed fifty percent (50%) of the total Shares available for grant (or also can expressed as 3,375,000 shares).

64 |	Murphy Oil Corporation

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

(c) Individual Limits.

(i) The aggregate number of Shares subject to all Awards (including, for the avoidance of doubt, Options and SARs) granted under this Plan during any calendar year to any one Employee shall not exceed 500,000 which number shall be calculated and adjusted pursuant to Section 15.

(ii) The maximum aggregate actual cash payment to any Participant in any calendar year under this Plan pursuant to any cash-settled Award granted hereunder shall not exceed $5,000,000.

SECTION 6. ELIGIBILITY.

Any Employee who is an officer or who serves in any other key administration, professional, or technical capacity shall be eligible to participate in the Plan. The Committee may in any year include any Employee who the Committee has determined has made some unusual contribution which would not be expected of such Employee in the ordinary course of his work to receive a Grant of an Award pursuant to the Plan.

SECTION 7. STOCK OPTIONS.

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. No Grantee shall have any rights as a stockholder under an Option until Shares have been issued upon the exercise of such Option. Each Option shall be evidenced by an Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Option Price. Subject in each case to Section 7(c), the Committee will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of a Share on the grant Date of such Option; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on or consistent with a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash, or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares, and withholding of Shares deliverable upon exercise.

(c) No Repricing. Other than as provided in Sections 15 and 19 hereof, the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Exercise of Options. The date or dates on which Options become exercisable shall be determined at the sole discretion of the Committee.

(e) Term of Options. The Committee shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the Grant Date.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Employee owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of a Share on the Grant Date of such Option and the Option must expire within a period of not more than five (5) years from the Grant Date, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 7 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the Grant Date thereof) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code). The maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options is 1,000,000 Shares.

Murphy Oil Corporation |	65

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

SECTION 8. STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights may be granted to Employees from time to time either in tandem with or as a component of other Awards granted under the Plan (“Tandem SARs”) or not in conjunction with other Awards (“Freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 7 hereof. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. The exercise or payment of an Award or Tandem SAR, as applicable, to which an Tandem SAR or Award, as applicable, relates shall result in the automatic termination and cancellation of such Tandem SAR or Award, respectively. All Freestanding SARs shall be granted subject to the same terms and conditions, including exercise price, vesting, exercisability forfeiture and termination provisions, as are applicable to Options as set forth in Section 7 hereof and all Tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 7 hereof and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Committee. Other than as provided in Sections 15 and 19 hereof, the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

SECTION 9. RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(a) Grants of Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment and/or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment and/or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable, and/or vested, (iv) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the Performance Period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting, and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Performance Measures selected by the Committee in its discretion. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on Performance Measures and level of achievement versus such criteria will be subject to a Performance Period of not less than six months.

(d) Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Agreement, be reduced by the Committee on the basis of such further considerations as determined by the Committee in its sole discretion.

(e) Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction.

66 |	Murphy Oil Corporation

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

(f) Dividends. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent, and in the form, provided by the Committee in the applicable Agreement or otherwise.

SECTION 10. PERFORMANCE UNITS AND PERFORMANCE SHARES.

(a) Grants of Awards. Performance Units and Performance Shares may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee.

(b) Values/Performance Measures. The Committee shall set Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

(i) Performance Unit. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(ii) Performance Share. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

(c) Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the Grantee who holds Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee. At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Agreement.

(d) Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Performance Shares or Performance Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Agreement, be reduced by the Committee on the basis of such further considerations as determined by the Committee in its sole discretion.

SECTION 11. DIVIDEND EQUIVALENTS.

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards; provided, however, that no Dividend Equivalents will be granted on Options or SARs and provided further, that no Dividend Equivalents granted in conjunction with another Award shall be paid unless and until the Award to which the Dividend Equivalent relates is earned and paid out. The Committee may provide that Dividend Equivalents shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested.

SECTION 12. OTHER STOCK-BASED INCENTIVES.

The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this Section 12 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

SECTION 13. TERMINATION OF EMPLOYMENT.

(a) Normal Termination or Death. Unless otherwise determined by the Committee, in the event a Participant’s employment terminates by reason of Normal Termination or death, (i) any Options and SARs granted to such Participant which are then outstanding and vested may be exercised (in the case of death, by the Participant’s Beneficiary or the Participant’s legal representative) at the earlier of any time prior to the expiration of the term of the Options or SARs or within two (2) years after the date of termination; (ii) any shares of Restricted Stock or Restricted Stock Units then outstanding and unvested shall vest on the date of the Participant’s termination in a pro-rated amount determined by multiplying the number of Restricted Shares or Restricted Stock Units by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date

Murphy Oil Corporation |	67

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

thereof and ending on the last day of the month in which the Participant terminates, and the denominator of which is the number of months in the Restricted Period applicable thereto; and (iii) any Performance Shares or Performance Units then outstanding and unvested shall remain eligible to vest at the conclusion of the applicable Performance Period (x) with the number of Performance Shares or Performance Units eligible to vest determined by multiplying the target number of Performance Shares or Performance Units by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date thereof and ending on the last day of the month in which the Participant terminates, and the denominator of which is the number of months in the Performance Period applicable thereto, and (y) with the final number of such pro-rated Performance Shares or Performance Units (pursuant to the preceding clause (x)) vesting determined based on the actual achievement of the Performance Measures applicable thereto.

(b) All other Terminations. Unless otherwise determined by the Committee, in the event the employment of the Participant shall terminate for any reason other than the ones described in Section 13(a) above, all unvested Awards shall be forfeited and any Options and SARs granted to such Employee which are then outstanding shall be canceled.

A change in employment from the Company or one Subsidiary to another Subsidiary of the Company shall not be considered a termination of employment for purposes of this Plan.

SECTION 14. CHANGE IN CONTROL.

Unless the Committee shall otherwise determine, notwithstanding any other provision of this Plan or an Agreement to the contrary, upon a Change in Control, as defined below, all outstanding unvested Awards shall vest (with any applicable Performance Measures deemed achieved at the target level of performance), become immediately exercisable or payable or have all restrictions lifted as may apply to the type of Award.

A “Change in Control” shall be deemed to have occurred if (i) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, but excluding the Company, any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries or the “Murphy Family”) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; (ii) the consummation of a merger or other business combination, which has been approved by the stockholders of the Company, with or into another corporation a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the voting power in such corporation; or (iii) for the sale or other disposition of all or substantially all of the assets of the Company. “Murphy Family” means (a) the C.H. Murphy Family Investments Limited Partnership, (b) the estate of C.H. Murphy, Jr., and (c) siblings of the late C.H. Murphy, Jr. and his and their respective Immediate Family. “Immediate Family” of a person means such person’s spouse, children, siblings, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

SECTION 15. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

In the event of any change in the Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, spin-off, share purchase, liquidation or other similar change in capitalization affecting or involving the Common Stock, or any distribution to common stockholders other than regular cash dividends (each, a “Corporate Transaction”), the Committee shall make such substitution or adjustment, if any, as it deems equitable, as to the number or kind of shares that may be issued under the Plan pursuant to Section 4 hereof, the maximum number of Shares provided in Section 5(c)(i) and the number or kind of shares subject to, or the price per share under or terms of any outstanding Award. The amount and form of the substitution or adjustment shall be determined by the Committee and any such substitution or adjustment shall be conclusive and binding on all parties for all purposes of the Plan.

SECTION 16. MINIMUM VESTING REQUIREMENTS.

Notwithstanding any other provision of this Plan, and subject to Sections 13 and 14, Awards shall vest over a period of not less than one year following the Grant Date (the “Minimum Vesting Requirements”); provided, however, that the Committee may grant Awards that are not subject to the Minimum Vesting Requirements with respect to 5% or less of the Shares available for issuance under the Plan (as set forth in Section 5, as may be adjusted pursuant to Section 15).

68 |	Murphy Oil Corporation

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

SECTION 17. COMPLIANCE WITH LAWS AND REGULATIONS.

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Employees employed outside their home country.

SECTION 18. WITHHOLDING.

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to the Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

SECTION 19. AMENDMENT OF THE PLAN OR AWARDS.

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15 hereof relating to Corporate Transactions, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options or SARs may be granted below the price provided for in Section 7 hereof;

(c) reduce the exercise price of outstanding Options or SARs;

(d) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR;

(e) extend the term of this Plan;

(f) change the class of persons eligible to be Participants; or

(g) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements.

No amendment or alteration to the Plan or an Award or Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Murphy Oil Corporation |	69

Exhibit B—Murphy Oil Corporation 2018 Long-term Incentive Plan (continued)

SECTION 20. MISCELLANEOUS PROVISIONS.

(a) No Employee or other person shall have any claim or right to be granted an Award under the Plan and no Award shall confer any right to continued employment.

(b) A Participant’s rights and interest under the Plan or any Award may not be assigned or transferred in whole or in part, either directly or by operation of law or otherwise (except in the event of death, to the Beneficiaries or by will or the laws of descent and distribution), including, but not by way of limitation, executive, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant in the Plan or in any Award shall be subject to any obligation or liability of such individual.

(c) The expense of the Plan shall be borne by the Company.

(d) Awards granted under the Plan shall be binding upon the Company, its successors and assigns.

(e) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval of any such additional arrangement is required.

(f) The Board intends that, except as may be otherwise determined by the Committee, any Awards under the Plan satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income taxes, thereunder. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A at the time of such Participant’s “separation from service” (as defined in Section 409A), and any amount with respect to an Award is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A. If any Award is “deferred compensation” subject to Section 409A and provides for payment (or the acceleration of a payment date) upon the disability of the Participant, such amounts shall only be paid (or such payment date shall only be accelerated) to the extent the Participant’s disability meets the requirements for “disability” within the meaning of Section 1.409A-3(i)(4) of the Treasury Regulations. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. In the case of any Award which is to be paid out when vested and is intended to qualify as an exempt “short term deferral” under Section 409A, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2 1/2 months after the end of the calendar year in which the Award became vested unless otherwise permitted under the exemption provisions of Section 409A.

SECTION 21. CLAWBACK.

Each Agreement shall provide that a Participant whose misconduct results in the Company’s having to restate all or a portion of its financial statements, due to material noncompliance with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or any other applicable law or listing standard, shall immediately forfeit the Participant’s Awards upon such determination, and such Participant shall be required to reimburse the Company in respect of any Shares issued or payments made under the Plan in the period covered by such financial statements, as determined in each case, by the Committee in good faith.

SECTION 22. GOVERNING LAW.

The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Delaware.

70 |	Murphy Oil Corporation

300 PEACH STREET

P.O. BOX 7000

EL DORADO, AR 71731-7000

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40134-P03742-Z71893	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  MURPHY OIL CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	T.J. Collins	☐	☐	☐

	1b.	S.A. Cossé	☐	☐	☐

	1c.	C.P. Deming	☐	☐	☐

	1d.	L.R. Dickerson	☐	☐	☐

	1e.	R.W. Jenkins	☐	☐	☐

	1f.	E.W. Keller	☐	☐	☐

	1g.	J.V. Kelley	☐	☐	☐

	1h.	W. Mirosh	☐	☐	☐

	1i.	R.M. Murphy	☐	☐	☐

	1j.	J.W. Nolan	☐	☐	☐

	1k.	N.E. Schmale	☐	☐	☐

	1l.	L.A. Sugg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.
		For	Against	Abstain

2.	Advisory vote to approve executive compensation.	☐	☐	☐

3.	Approval of the proposed 2018 Stock Plan for Non-Employee Directors.	☐	☐	☐

4.	Approval of the proposed 2018 Long-Term Incentive Plan.	☐	☐	☐

5.	Approval of the appointment of KPMG LLP as independent registered public accounting firm for 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

E40135-P03742-Z71893

MURPHY OIL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING MAY 9, 2018

The stockholder(s) whose name(s) appear(s) on the reverse side hereby appoint(s) Claiborne P. Deming and Roger W. Jenkins, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas 71730, on May 9, 2018 at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3, 4 AND 5. AS FAR AS THE COMPANY KNOWS, THESE ARE THE ONLY MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES MAY VOTE THESE SHARES IN THEIR DISCRETION.

Murphy Oil Corporation encourages you to take advantage of one of the convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed on the reverse side of this card to vote these shares.

Continued and to be signed on reverse side